SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Jazz Pharmaceuticals, Inc.

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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JAZZ PHARMACEUTICALS, INC.

3180 Porter Drive

Palo Alto, California 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 3, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 3, 2008, at 10:00 a.m. local time at the Company’s offices located at 3180 Porter Drive, Palo Alto, California 94034 for the following purposes:

1.	To elect four Class I directors to hold office until the 2011 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 14, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Carol A. Gamble

Carol A. Gamble

Secretary

Palo Alto, California

April 28, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

JAZZ PHARMACEUTICALS, INC.

3180 Porter Drive

Palo Alto, California 94304

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 3, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Jazz Pharmaceuticals, Inc. is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Jazz Pharmaceuticals intends to mail this proxy statement and accompanying proxy card on or about April 30, 2008 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 14, 2008 will be entitled to vote at the Annual Meeting. On this record date, there were 24,622,636 shares of common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 14, 2008 your shares were registered directly in your name with Jazz Pharmaceuticals’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of four Class I directors; and

•

Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Jazz Pharmaceuticals’ independent registered public accounting firm for the fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for all or any of the nominees. For the ratification of the Audit Committee’s selection of Ernst & Young LLP as Jazz Pharmaceuticals’ independent registered public accounting firm for the fiscal year ending December 31, 2008, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Jazz Pharmaceuticals. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all four nominees for director and “For” the ratification of the Audit Committee’s selection of Ernst & Young LLP as Jazz Pharmaceuticals’ independent registered public accounting firm for the fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Jazz Pharmaceuticals’ Secretary at 3180 Porter Drive, Palo Alto, California 94304.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

Stockholders of Jazz Pharmaceuticals may submit proposals on matters appropriate for stockholder action at meetings of Jazz Pharmaceuticals’ stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Jazz Pharmaceuticals’ proxy materials relating to its 2009 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Jazz Pharmaceuticals no later than December 31, 2008. However, if Jazz Pharmaceuticals’ 2009 Annual Meeting of Stockholders is not held between May 4, 2009 and July 3, 2009, then the deadline will be a reasonable time prior to the time Jazz Pharmaceuticals begins to print and mail its proxy materials. Such proposals should be delivered to Jazz Pharmaceuticals, Inc., Attn: Secretary, 3180 Porter Drive, Palo Alto, California 94304.

Pursuant to Jazz Pharmaceuticals’ bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2009 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Jazz Pharmaceuticals’ Secretary, in writing, not later than the close of business on March 5, 2009 nor earlier than the close of business on February 3, 2009. However, if Jazz Pharmaceuticals’ 2009 Annual Meeting of Stockholders is not held between May 4, 2009 and July 3, 2009, to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the 2009 Annual Meeting of Stockholders and not later than the close of business on the later of the ninetieth 90th day prior to the 2009 Annual Meeting of Stockholders or the tenth day following the day on which public announcement of the date of the 2009 Annual Meeting of Stockholders is first made. Jazz Pharmaceuticals also advises you to review its bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Among other things, a stockholder’s notice to Jazz Pharmaceuticals’ Secretary must set forth the information required by Jazz Pharmaceuticals’ bylaws with respect to each matter the stockholder proposes to bring before the 2009 Annual Meeting of Stockholders. The chairman of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Jazz Pharmaceuticals has not been provided with timely notice and (ii) any proposal made in accordance with the Jazz Pharmaceuticals’ bylaws, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes, and, with respect to proposals other than the election of the Class I directors, “Against,” “Abstain” and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as an “Against” vote on Proposal 2. Broker non-votes are not counted as votes “For” or “Against” Proposal 2.

How many votes are needed to approve each proposal?

•	For the election of the Class I directors, the four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•

To be approved, Proposal 2, the ratification of the Audit Committee’s selection of Ernst & Young LLP as Jazz Pharmaceuticals’ independent registered public accounting firm for the fiscal year ending December 31, 2008, must receive a “For” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on Proposal 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 24,622,636 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, the chairman of the meeting or a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Jazz Pharmaceuticals’ Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors constitute less than a quorum of the Board of Directors. A director elected by the Board to fill a vacancy in a class, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This applies to vacancies created by an increase in the authorized number of directors.

Jazz Pharmaceuticals’ Board of Directors presently has eleven members and there are no vacancies. There are four directors in Class I, the class whose term of office expires at the Annual Meeting. Each of the nominees listed below, except for Nathaniel M. Zilkha, was elected to the Board prior to Jazz Pharmaceuticals’ initial public offering in June 2007. Mr. Zilkha was elected to the Board of Directors in October 2007 and was recommended for election to the Board of Directors by a non-management director. Each of the nominees listed below was recommended for reelection to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board of Directors. If elected at the Annual Meeting, each of these nominees would serve until the 2011 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is Jazz Pharmaceuticals’ policy to invite directors and nominees for director to attend annual meetings of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The four nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee of the Board. Each person nominated for election has agreed to serve if elected. Jazz Pharmaceuticals’ management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term of office will continue after the Annual Meeting.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting

Bryan C. Cressey, age 58, has served as a member of our Board of Directors since 2006. Since 1998, he has been a Partner of Thoma Cressey Bravo, Inc., a private equity firm, of which he is a founder. He serves on the boards of Belden, Inc., a networking cable technology company, Select Medical Corporation, a healthcare services company, and several privately-held healthcare services companies. He received a B.A. from the University of Washington, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School.

Jaimin R. Patel, age 26, has served as a member of our Board of Directors since May 2007. Since June 2006, he has been employed by Kohlberg Kravis Roberts & Co. L.P., where he is an Associate. From August 2004 to June 2006, Mr. Patel was an analyst with UBS Securities LLC. Prior to that, Mr. Patel was a full-time student at the University of Pennsylvania where he received a B.S. in 2004.

James B. Tananbaum, M.D., age 44, has served as a member of our Board of Directors since 2003. Since 2000, Dr. Tananbaum has been a Managing Member of Prospect Venture Partners, a venture capital firm he co-founded. He serves on the boards of Infinity Pharmaceuticals, Inc. and Cogentus Pharmaceuticals, Inc. Dr. Tananbaum was also the founder of GelTex, Inc. and Theravance, Inc. He received a B.S.E.E. from Yale University, and an M.D. and an M.B.A. from Harvard University.

Nathaniel M. Zilkha, age 32, has served as a member of our Board of Directors since October 2007. Since August 2007, he has been employed at Kohlberg Kravis Roberts & Co., L.P., where he is a Principal. From July 1999 to May 2007, Mr. Zilkha was a vice president at Goldman Sachs, where he led the healthcare investing efforts for the Goldman Sachs Capital Partners funds. Mr. Zilkha graduated cum laude from Princeton University in 1999.

The Board of Directors recommends

a vote “For” each named nominee.

Class II Directors Continuing in Office Until the 2009 Annual Meeting

Samuel R. Saks, M.D., age 53, is a co-founder and has served as our Chief Executive Officer since 2003. From 2001 until 2003, he was Company Group Chairman of ALZA Corporation and served as a member of the Johnson & Johnson Pharmaceutical Group Operating Committee. From 1992 until 2001, he held various positions with ALZA Corporation, most recently as its Chief Medical Officer and Group Vice President, where he was responsible for clinical and commercial activities. He serves on the boards of Cougar Biotechnology, and Trubion Pharmaceuticals, biopharmaceutical companies. He received a B.S. and an M.D. from the University of Illinois.

Samuel D. Colella, age 69, has served as a member of our Board of Directors since 2004. Since 1999, he has served as Managing Member of Versant Ventures, a venture capital firm, which he co-founded. He serves on the boards of Genomic Health Inc., a molecular diagnostics company, Alexza Pharmaceuticals, a drug delivery company, and several privately-held companies. He received a B.S. from the University of Pittsburgh and an M.B.A. from the Stanford Graduate School of Business.

James C. Momtazee, age 36, has served as a member of our Board of Directors since 2004. Since 1996, he has been employed by Kohlberg Kravis Roberts & Co. L.P., where he is a Director. He serves on the boards of HCA Inc., a healthcare services company, and Accellent Inc., a manufacturing and engineering services company. He received an A.B. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Class III Directors Continuing in Office Until the 2010 Annual Meeting

Bruce C. Cozadd, age 44, is a co-founder and has served as our Executive Chairman since 2003. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company now owned by Johnson & Johnson, most recently as its Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing. Previously at ALZA Corporation he held the roles of Chief Financial Officer and Vice President, Corporate Planning and Analysis. He serves on the boards of Cerus Corporation, a biopharmaceutical company, Threshold Pharmaceuticals, a biotechnology company, and The Nueva School and Stanford Hospital and Clinics. He received a B.S. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Michael W. Michelson, age 57, has served as a member of our Board of Directors since 2004. Since 1981, he has been employed by Kohlberg Kravis Roberts & Co. L.P., where he is a Member of its general partner, KKR & Co. L.L.C. He serves on the boards of HCA Inc., a healthcare services company, Biomet, Inc., a healthcare manufacturing company and Accellant Inc., a manufacturing and engineering services company. He received an A.B. from Harvard College and a J.D. from Harvard Law School.

Kenneth W. O’Keefe, age 41, has served as a member of our Board of Directors since 2004. Since 1997, he has been Managing Director of Beecken Petty O’Keefe & Company, a private equity firm, which he co-founded. He serves on the boards of several privately-held healthcare companies. He received a B.A. from Northwestern University and an M.B.A. from the University of Chicago.

Alan M. Sebulsky, age 49, has served as a member of our Board of Directors since 2004. Since 2003, he has served as a Managing Partner of Apothecary Capital LLC, an investment advisory firm. From 2002 to 2003, he was an independent investor. From 1994 to 2002, he held various positions, most recently as a Managing Director, at Lincoln Capital Management, a private investment management firm, where he was responsible for investments in the health care industry. He received a B.B.A. and an M.S. from the University of Wisconsin, Madison.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Jazz Pharmaceuticals’ Board of Directors

As required under the NASDAQ Stock Market LLC, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with internal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Jazz Pharmaceuticals, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except that Mr. Cozadd, our Executive Chairman, and Dr. Saks, our Chief Executive Officer, are not independent directors by virtue of their employment with Jazz Pharmaceuticals. As noted below under “—Audit Committee,” although our Board of Directors has determined that Mr. Momtazee meets the independence requirements of the NASDAQ listing standards with respect to members of boards of directors, our Board has determined that Mr. Momtazee does not meet the heightened independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members, due to his affiliation with Kohlberg Kravis Roberts & Co. L.P., our largest stockholder.

Meetings of the Board of Directors

The Board of Directors met ten times during the last fiscal year. All directors except Adam H. Clammer, who resigned from the Board in October 2007, attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were directors or committee members, respectively.

As required under applicable NASDAQ listing standards, in fiscal 2007, Jazz Pharmaceuticals’ independent directors met ten times during 2007, at each regularly scheduled Board meeting, in regularly scheduled executive sessions at which only independent directors were present.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2007 for each of the standing Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Samuel D. Colella			X		X	*
Michael W. Michelson			X	*
James C. Momtazee	X				X
Kenneth W. O’Keefe	X	*
Alan M. Sebulsky	X
James B. Tananbaum, M.D.			X
Total meetings in fiscal 2007	12		5		1

*	Committee Chairperson

Below is a description of each standing committee of our Board of Directors. Except as noted below, our Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Jazz Pharmaceuticals.

Audit Committee

The Audit Committee of the Board of Directors oversees Jazz Pharmaceuticals’ corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. In particular, the Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	determines and approves the engagement of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on Jazz Pharmaceuticals’ audit engagement team as required by applicable laws and rules;

•	reviews and approves or rejects transactions between Jazz Pharmaceuticals and any related persons;

•	confers with management and the independent auditors regarding the effectiveness of our internal control over financial reporting;

•

establishes procedures, as required under applicable laws and rules, for the receipt, retention and treatment of complaints received by Jazz Pharmaceuticals regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing Jazz Pharmaceuticals’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual and quarterly reports filed with the SEC.

The Audit Committee is composed of three directors. In 2007, the members of the Audit Committee were Messrs. Momtazee, O’Keefe and Sebulsky. Mr. O’Keefe serves as chairperson of the Audit Committee. Our Board of Directors has determined that Messrs. O’Keefe and Sebulsky meet the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Although our Board of Directors has determined that Mr. Momtazee meets the independence requirements of the NASDAQ listing standards with respect to members of boards of directors, our Board has determined that Mr. Momtazee does not meet the heightened independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members due to his affiliation with Kohlberg Kravis Roberts & Co. L.P., our largest stockholder. As a result, Mr. Momtazee will leave the Audit Committee on May 31, 2008 and will become chair of the Nominating and Corporate Governance Committee. On April 1, 2008, Mr. Cressey joined the Audit Committee. Our Board of Directors has determined that Mr. Cressey meets the independence requirements of Rule 10A-3 of the Exchange Act and NASDAQ listing standards with respect to audit committee members. Our Board has determined that Mr. O’Keefe qualifies as an “audit committee financial expert” within the meaning of SEC regulations and the NASDAQ listing standards. In making this determination, our Board of Directors considered the overall knowledge, experience and familiarity of Mr. O’Keefe with accounting matters and in analyzing and evaluating financial statements, including his experience managing private equity investments.

The Audit Committee met twelve times during 2007. The Audit Committee is governed by a written charter that is available on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the section entitled “Investors” at “Corporate Governance.”

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management of Jazz Pharmaceuticals. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Jazz Pharmaceuticals’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mr. Kenneth W. O’Keefe (Chairperson)

Mr. James C. Momtazee

Mr. Alan M. Sebulsky

(1)

The material in this report is not “soliciting material”, is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Jazz Pharmaceuticals under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Messrs. Colella and Michelson and Dr. Tananbaum. Mr. Michelson serves as the chairperson of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee held five regular meetings and acted by unanimous written consent three times during the fiscal year. The Compensation Committee also had a number of informal discussions and consultations with one another, with Compensia, Inc., a compensation consultant, and with the Executive Chairman and Chief Executive Officer. The Compensation Committee is governed by a written charter that is available on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the section entitled “Investors” at “Corporate Governance.”

The Compensation Committee reviews and oversees our compensation policies, plans and programs, and reviews and determines the compensation to be paid to our executive officers and other senior management. Specific responsibilities of our Compensation Committee include:

•	recommending to our Board of Directors for approval the compensation and other terms of employment of our Executive Chairman and our Chief Executive Officer;

•	determining the compensation and other terms of employment of our other executive officers and senior management;

•	reviewing and approving the compensation of our executive officers and other senior management against objectives and goals approved by the Board of Directors;

•

evaluating and recommending to our Board of Directors for approval the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs; and

•

reviewing and approving the terms of any employment agreements, severance arrangements, change of control protections and any other compensatory arrangements for our executive officers and other senior management.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets four to six times per year, generally on the same day as regularly scheduled Board meetings and with greater frequency if necessary. The agenda for each meeting is usually developed by our General Counsel, in consultation with our Human Resources department and our Executive Chairman and our Chief Executive Officer. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our Executive Chairman and our Chief Executive Officer may not participate in the determinations of the Compensation Committee regarding their compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Jazz Pharmaceuticals, as well as authority to obtain, at the expense of Jazz Pharmaceuticals, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive compensation (or we may do so on behalf of the Compensation Committee at its request), including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board, to grant stock awards under our equity compensation plans. In 2007, the Compensation Committee delegated authority to our Executive Chairman and Chief Executive Officer (while still also retaining authority for itself and for the Board), to approve discretionary options grants under our 2007 Equity Incentive Plan, or the 2007 Plan, to newly hired employees who are below the Vice President level. The purpose of this authority is to enhance the flexibility of option administration within Jazz Pharmaceuticals and to facilitate the timely grant of options to new non-officer employees of Jazz Pharmaceuticals within the specified guidelines approved by the Compensation Committee. The total number of shares subject to options that our Executive Chairman and Chief Executive Officer may grant during the term of the 2007 Plan may not exceed an aggregate of 2,350,000 shares. No employee may be granted a stock option by the Executive Chairman or Chief Executive Officer for more than the number of shares of our common stock that is determined pursuant to the guidelines and policies established by the Compensation Committee from time to time. During 2007, our Executive Chairman and Chief Executive Officer exercised their authority to grant options to purchase an aggregate of 548,650 shares to non-officer employees. As part of its oversight function, the Compensation Committee reviews, at each regularly-scheduled meeting of the Compensation Committee, the list of grants made by our Executive Chairman and our Chief Executive Officer since the last regularly scheduled meeting.

As described under “Executive Compensation—Compensation Discussion and Analysis,” during 2007 and 2008, Compensia, Inc., a compensation consulting firm, provided a competitive compensation assessment with respect to our executive officers, which consisted of providing the Compensation Committee with certain benchmarking material to assist the Compensation Committee in determining executive compensation levels. As part of its engagement, Compensia was requested by the Compensation Committee to perform analyses of competitive compensation levels for a group of comparative companies chosen by the Compensation Committee, as well as to provide the Compensation Committee with additional survey data collected from the Radford Biotech Executive Survey.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to our progress in achieving our corporate objectives under our annual Bonus Plan for the year, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than our Chief Executive Officer and our Executive Chairman, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer and our Executive

Chairman. While our Executive Chairman and our Chief Executive Officer discuss their recommendations with the Compensation Committee, they do not participate in determining their own compensation or that of one another. In making their recommendations, our Executive Chairman and Chief Executive Officer receive input from our Human Resources department and have access to various third party compensation surveys and compensation data. Our General Counsel and Chief Financial Officer also participate in Compensation Committee meetings, but they do not participate in any discussions of executive officer compensation. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, our progress against our corporate performance objectives, operational data, tax and accounting information, executive and stock ownership information, company stock performance data, analyses of historical executive compensation levels and current corporate compensation levels, and recommendations of any compensation consultants engaged by the Compensation Committee (or by us on behalf of the Compensation Committee), including analyses of executive compensation paid at other companies identified by any such consultants. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 and fiscal 2008 are described in greater detail under “Executive Compensation—Compensation Discussion and Analysis.”

With respect to director compensation matters, our Board of Directors determines and sets non-employee director compensation, including based upon any recommendations provided to our Board by the Nominating and Corporate Governance Committee. Our compensation arrangements for our non-employee directors for 2007 are described under “Director Compensation.”

Compensation Committee Interlocks and Insider Participation

In 2007, our Compensation Committee was composed of three directors: Messrs. Colella and Michelson and Dr. Tananbaum. None of the members of our Compensation Committee has at any time been an officer or employee of Jazz Pharmaceuticals. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended 2007.

Respectfully submitted,

The Compensation Committee of the Board of

Directors

Mr. Michael W. Michelson (Chairperson)

Mr. Samuel D. Colella

Dr. James B. Tananbaum

(1)

The material in this report is not “soliciting material”, is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Jazz Pharmaceuticals under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for, among other things:

•	overseeing all aspects of our corporate governance functions on behalf of the Board;

•	making recommendations to the Board regarding corporate governance issues;

•	identifying, reviewing, evaluating and recommending for selection candidates for membership to our Board of Directors;

•

reviewing, evaluating and considering the recommendation for nomination of incumbent members of our Board of Directors for reelection to our Board of Directors and monitoring the size of our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	reviewing, discussing and reporting to our Board of Directors an assessment of our Board’s performance;

•	recommending compensation paid to non-employee directors; and

•	determining adherence to our Code of Conduct.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Jazz Pharmaceuticals, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Jazz Pharmaceuticals’ stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Jazz Pharmaceuticals and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Jazz Pharmaceuticals, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Jazz Pharmaceuticals during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. Stockholders wishing to recommend individuals for consideration by the Nominating and Corporate Governance Committee may do so by delivering a written recommendation to Jazz Pharmaceuticals’ Secretary at 3180 Porter Drive, Palo Alto, California 94304 and providing the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. To date, the Nominating and Corporate Governance Committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee is composed of two directors: Messrs. Colella and Momtazee. In 2007, Mr. Colella was Chairman of the Nominating and Corporate Governance Committee. Beginning on May 31, 2008, Mr. Momtazee will become Chairman of the Nominating and Corporate Governance Committee. Both members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met one time during 2007. The Nominating and Corporate Governance Committee is governed by a written charter that is available on Jazz Pharmaceuticals’ website at www.jazzpharmaceuticals.com under the section entitled “Investors” at “Corporate Governance.”

Stockholder Communications with the Board of Directors

To date, we have not adopted a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that our responsiveness to stockholder communications to the Board has been excellent. As a result, the Board believes that there has not been a need to adopt a formal process for stockholder communications with the Board. During the upcoming year, we expect that the Nominating and Corporate Governance Committee will give consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to Jazz Pharmaceuticals’ website.

Code of Conduct

We adopted the Jazz Pharmaceuticals Code of Conduct that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is available on our website at www.jazzpharmaceuticals.com under the section entitled “Investors” at “Corporate Governance”. Stockholders may request a free copy of the Code of Conduct by submitting a written request to Jazz Pharmaceuticals, Inc., Attention: Investor Relations, 3180 Porter Drive, Palo Alto, California 94304. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Jazz Pharmaceuticals’ independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Jazz Pharmaceuticals’ financial statements since its inception in 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Jazz Pharmaceuticals’ bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Jazz Pharmaceuticals’ independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Jazz Pharmaceuticals and its stockholders.

On behalf of the Audit Committee, the Board of Directors

recommends a vote “For” Proposal 2.

Independent Registered Public Accounting Firm Fees and Services

In connection with the audit of our 2007 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit and interim services for Jazz Pharmaceuticals. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table represents aggregate fees billed to Jazz Pharmaceuticals for the fiscal years ended December 31, 2007 and 2006 by Ernst & Young LLP, Jazz Pharmaceuticals’ independent registered public accounting firm:

	Fiscal Year Ended
	2007	2006
Audit Fees	$1,544,589	$154,175
Audit-Related Fees	$45,076	$—
Tax Fees	$110,424	$147,378
All Other Fees	$1,495	$—

Total Fees	$1,701,584	$301,553

Audit Fees: Consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the Securities and Exchange Commission and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Related to fiscal year ended December 31, 2007, fees of $957,925 were billed in connection with our Registration Statements on Form S-1 and Form S-8 filings in connection with our initial public offering.

Audit –Related Fees: Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Related to the fiscal year ended December 31, 2007, fees of $45,076 were billed in connection with accounting consultation services.

Tax Fees: Consists of fees for professional services for tax compliance, tax advice and tax planning. During the fiscal year ended December 31, 2007, fees of $64,364 were billed in connection with tax compliance services and fees of $46,060 were billed in connection with tax advice and planning services. During the fiscal year ended December 31, 2006, fees of $80,000 were billed in connection with tax compliance services and fees of $67,378 were billed in connection with tax advice and planning services.

All Other Fees: Consists of fees for products and services other than the services described above. Related to fiscal year ended December 31, 2007, fees of $1,495 were billed in connection with access to Ernst & Young’s online accounting and tax research tool.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.

In February 2007 the Audit Committee adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP, and has pre-approved all new services since that time. Prior to our initial public offering on June 6, 2007, the Audit Committee was not required to and did not pre-approve, all of the fees described above in 2006. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Jazz Pharmaceuticals’ common stock as of April 4, 2008 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this proxy statement as our “named executive officers”); (iii) all executive officers and directors of Jazz Pharmaceuticals as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)
	Number of Shares	Percent of Total
5% Stockholders:
Entities affiliated with Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019
KKR JP, LLC(3)	8,577,974	34.84%
KKR JP III LLC(3)	36,445	*
KKR Financial Holdings III, LLC(4)	70,156	*

Bridger Management, LLC(5)	2,616,778	10.63%
90 Park Avenue, 40th Floor
New York, NY 10016

Entities affiliated with Thoma Cressey Bravo, Inc.(6)	1,987,942	8.07%
Sears Tower, 92nd Floor 22 South Wacker Drive Chicago, IL 60606

Entities affiliated with Lehman Brothers Holdings Inc.(7)	1,685,253	6.57%
745 Seventh Avenue
New York, NY 10019

Fidelity Management & Research Company(8)	1,519,125	6.17%
82 Devonshire Street
Boston, MA 02109

Entities affiliated with Beecken Petty O’Keefe & Company(9)	1,325,295	5.38%
131 Dearborn Street, Suite 2800
Chicago, Il 60603

Entities affiliated with Prospect Venture Partners(10)	1,234,161	5.01%
435 Tasso Street, Suite 200
Palo Alto, CA 94301

Entities affiliated with Versant Ventures(11)	1,234,161	5.01%
3000 Sand Hill Road, #4-210
Menlo Park, CA 94025

Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)
	Number of Shares	Percent of Total
Named Executive Officers and Directors:
Bruce C. Cozadd(12)	520,096	2.09%
Samuel R. Saks, M.D.(13)	621,125	2.49%
Robert M. Myers(14)	415,377	1.67%
Matthew K. Fust(15)	155,505	*
Carol A. Gamble(16)	131,657	*
Samuel D. Colella(17)	1,239,994	5.03%
Bryan C. Cressey(18)	1,993,775	8.10%
Michael W. Michelson(19)	8,688,365	35.28%
James C. Momtazee(20)	2,843	*
Kenneth W. O’Keefe(21)	1,335,397	5.42%
Jaimin R. Patel(22)	2,843	*
Alan M. Sebulsky(23)	15,453	*
James B. Tananbaum, M.D.(24)	1,239,994	5.03%
Nathaniel M. Zilkha(25)	2,165	*
All directors and executive officers as a group (15 persons)(26)	16,566,392	64.18%

*	Represents beneficial ownership of less than 1%.

(1)

Unless otherwise provided in the table above or in the notes below, the address for each of the beneficial owners listed is c/o Jazz Pharmaceuticals, Inc., 3180 Porter Drive, Palo Alto, California 94304.

(2)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission, or the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 24,622,636 shares outstanding on April 4, 2008, adjusted as required by rules promulgated by the SEC. The number of shares beneficially owned include shares of common stock issuable pursuant to the exercise of stock options that are exercisable within 60 days of April 4, 2008, as well as shares credited to individual non-employee director phantom stock accounts under our Directors Deferred Compensation Plan as of April 4, 2008. Amounts credited to individual non-employee director phantom stock accounts under our Directors Deferred Compensation Plan are payable solely in shares of our common stock, but such shares do not have current voting or investment power. Shares issuable pursuant to our Directors Deferred Compensation Plan and shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of April 4, 2008 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table does not include shares to be issued on the first trading day of our next open stock trading window as part of a company-wide bonus to be paid to our executive officers partly in cash and partly in stock since such number of shares are not determinable as of the date of this table (see the section entitled “Executive Compensation—Compensation Discussion and Analysis—Compensation Decisions for the Named Executive Officers for 2007 and 2008—Bonus Awards”).

(3)

All of the outstanding equity interests of KKR JP LLC are owned directly by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of KKR Millennium Fund L.P. All of the outstanding equity interests of KKR JP III LLC are owned directly by KKR Partners III, L.P. KKR III GP LLC is the general partner of KKR Partners III, L.P. The entities named in this Note (3) are sometimes referred to as the KKR Funds. KKR Millennium GP LLC and KKR III GP LLC are limited liability companies, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which include other executives of Kohlberg Kravis Roberts & Co. L.P., including Michael W. Michelson, James C. Momtazee, Jaimin R. Patel and

Nathaniel M. Zilkha. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC and KKR III GP LLC, but disclaim beneficial ownership of such shares. Mr. Momtazee is a member of our Board of Directors and is an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Patel is a member of our Board of Directors and is an executive of Kohlberg Kravis Roberts & Co. L.P. Mr. Zilkha is a member of our Board of Directors and is an executive of Kohlberg Kravis Roberts & Co. L.P. Each of Messrs. Momtazee, Patel and Zilkha disclaim beneficial ownership of any shares beneficially owned by the KKR Funds. The address of the KKR Funds and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, NY 10019. The address of Messrs. Roberts, Michelson, Momtazee, Patel and Zilkha is 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)

Consists of 70,156 shares that KKR Financial Holdings III, LLC has the right to acquire through the exercise of a warrant. All of the outstanding equity interests of KKR Financial Holdings III, LLC are owned by KKR Financial Holdings LLC. KKR Financial Advisors LLC is the manager of KKR Financial Holdings LLC. KKR Financial LLC is the sole member of KKR Financial Advisors LLC. Kohlberg Kravis Roberts & Co. L.P. owns a majority of the outstanding equity interests of KKR Financial LLC. KKR & Co. L.L.C. is the general partner of Kohlberg Kravis Roberts & Co. L.P. The investment committee of KKR Financial Advisors LLC reviews the investments held by KKR Financial Holdings LLC. Mr. Nuttall is one of four members of the investment committee, and Messrs. Kravis and Roberts are ad hoc members of the investment committee. The members of KKR & Co. L.L.C. consist of the individuals named in Note (3) above (other than Messrs. Momtazee, Patel and Zilkha) and other executives of Kohlberg Kravis Roberts & Co. L.P. Messrs. Kravis and Roberts, as managing members of KKR & Co. L.L.C., may be deemed to share beneficial ownership of any shares beneficially owned by KKR & Co. L.L.C., but disclaim beneficial ownership of such shares. The address of KKR Financial Holdings III, LLC, KKR Financial Holdings LLC, KKR Financial Advisors LLC and KKR Financial LLC is 555 California Street, 50th Floor, San Francisco, CA 94104.

(5)

Based upon a Form 4 filed with the SEC on April 8, 2008 by Bridger Management, LLC on behalf of itself, Bridger Capital, LLC, Swiftcurrent Offshore, Ltd., Swiftcurrent Partners, L.P. and Roberto Mignone, reporting beneficial ownership as of April 4, 2008. According to the Form 4 filed by Bridger Management, LLC, the shares are indirectly beneficially owned by Bridger Management, LLC, Bridger Capital, LLC and Roberto Mignone and are directly beneficially owned by Swiftcurrent Partners, L.P. and Swiftcurrent Offshore, Ltd., over which Bridger Capital, LLC, Bridger Management, LLC and Roberto Mignone share investment control. Swiftcurrent Partners, L.P., Swiftcurrent Offshore, Ltd., Bridger Capital, LLC, Bridger Management, LLC and Roberto Mignone disclaim beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(6)

Consists of 1,957,380 shares held by Thoma Cressey Fund VII, LP and 30,562 shares held by Thoma Cressey Friends Fund VII, LP. Mr. Cressey, Orlando Bravo, Lee Mitchell and Carl Thoma are partners of Thoma Cressey Bravo, Inc., which is the general partner of each of Thoma Cressey Fund VII, LP and Thoma Cressey Friends Fund VII, LP., or the Thoma Cressey Funds, and are deemed to have shared voting and investment power over the shares held by the Thoma Cressey Funds. Each of Messrs. Cressey, Bravo, Mitchell and Thoma disclaim beneficial ownership of the shares held by the Thoma Cressey Funds, except to the extent of each of their pecuniary interest therein.

(7)

Based upon a Schedule 13G filed with the SEC on March 27, 2008 by Lehman Brothers Holdings Inc. on behalf of itself, Lehman Brothers Inc., LB I Group Inc., Lehman Brothers OTC Derivatives Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Healthcare Venture Capital Associates L.P., Lehman Brothers Healthcare Venture Capital L.P., Lehman ALI Inc., Property Asset Management Inc., Lehman Brothers P.A., LLC, Lehman Brothers Partnership Account 2000/2001, LP, Lehman Brothers Offshore Partners Ltd., Lehman Brothers Offshore Partnership GP 2000/2001 L.P., and Lehman Brothers Offshore Partnership Account 2000/2001, L.P. reporting beneficial ownership as of March 17, 2008. According to the Schedule 13G filed by Lehman Brothers Holdings Inc., consists of the following: 38 shares held by Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.; 1,020,845 shares that LB I Group Inc., a wholly-owned subsidiary of Lehman Brothers Inc., a wholly-owned subsidiary of Lehman

Brothers Holdings Inc., has the right to acquire through the exercise of a warrant; 25 shares held by Lehman Brothers OTC Derivatives Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.; 1,700 shares held by Lehman Brothers Special Financing Inc., a wholly-owned subsidiary of Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.; 165,661 shares held by Lehman Brothers Healthcare Venture Capital L.P., the general partner of which is Lehman Brothers Healthcare Venture Capital Associates L.P., the general partner of which is LB I Group Inc., a wholly-owned subsidiary of Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.; 317,076 shares held by Lehman Brothers P.A., LLC, a wholly-owned subsidiary of Property Asset Management Inc., a wholly-owned subsidiary of Lehman ALI Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.; 142,858 shares held by Lehman Brothers Partnership Account 2000/2001, LP, the general partner of which is LB I Group Inc., a wholly-owned subsidiary of Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.; and 37,050 shares held by LB Offshore Partnership 2000/2001, L.P., the general partner of which is Lehman Brothers Offshore Partnership GP 2000/2001 L.P., the general partner of which is Lehman Brothers Offshore Partners Ltd., the general partner of which is LB I Group Inc. which is a wholly-owned subsidiary of Lehman Brothers Inc. which is a wholly-owned subsidiary of Lehman Brothers Holdings Inc. The Schedule 13G filed by Lehman Brothers Holdings Inc. provides information only as of March 17, 2008 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between March 17, 2008 and April 4, 2008. The address of Lehman Brothers Holdings Inc., Lehman Brothers Inc., Lehman Brothers OTC Derivatives Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Healthcare Venture Capital Associates L.P., Lehman Brothers Healthcare Venture Capital L.P., Lehman ALI Inc., and Property Asset Management Inc. is 745 Seventh Avenue, New York, NY 10019. The address of LB I Group Inc., Lehman Brothers Partnership Account 2000/2001, LP and Lehman Brothers Offshore Partnership Account 2000/2001, L.P. is 399 Park Avenue, New York, NY 10022. The address of Lehman Brothers P.A., LLC is 101 Hudson Street, Jersey City, NJ 07302. The address of Lehman Brothers Offshore Partners Ltd. and Lehman Brothers Offshore Partnership GP 2000/2001 L.P. is Clarendon House, 2 Church Street, P.O. Box HM 1022, Hamilton HM DX, Bermuda.

(8)

Based upon a Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC, reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G filed by FMR LLC, Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 1,519,125 shares of our common stock in its capacity as investment advisor to various registered investment companies, referred to as the Funds. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole dispositive power over the 1,519,125 shares owned by the Funds. The Schedule 13G filed by FMR LLC provides information only as of December 31, 2007 and, consequently, the beneficial ownership of above-mentioned reporting persons may have changed between December 31, 2007 and April 4, 2008.

(9)

Consists of 1,325,295 shares held by Jazz Investors LLC. Mr. O’Keefe, David K. Beecken, William G. Petty, Jr., Thomas A. Schlesinger, David J. Cooney, Gregory A. Moerschel and John W. Kneen are partners of Beecken Petty O’Keefe & Company, which is the general partner of Jazz Investors LLC, and are deemed to have shared voting and investment power over the shares held by Jazz Investors LLC. Each of Messrs. O’Keefe, Beecken, Petty, Schlesinger, Cooney, Moerschel and Kneen disclaim beneficial ownership of the shares held by Jazz Investors LLC, except to the extent of each of their pecuniary interest therein.

(10)

Consists of 1,215,650 shares held by Prospect Venture Partners II, L.P. and 18,511 shares held by Prospect Associates II, L.P. Dr. Tananbaum is a managing member of Prospect Management Co. II, L.L.C., which is the general partner of each of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., or the Prospect Funds. The managing members of Prospect Management Co. II, L.L.C. are deemed to have shared voting and investment power over the shares held by the Prospect Funds. Dr. Tananbaum disclaims beneficial ownership of the shares held by the Prospect Funds, except to the extent of his pecuniary interest therein.

(11)

Consists of 1,200,647 shares held by Versant Venture Capital II, L.P., 22,784 shares held by Versant Affiliates Fund II-A, L.P. and 10,730 shares held by Versant Side Fund II, L.P. Mr. Colella is a managing member of Versant Ventures II, LLC, which is the general partner of each of Versant Venture Capital II, L.P., Versant Affiliates Fund II-A, L.P. and Versant Side Fund II, L.P., or the Versant Funds, and is deemed to have shared voting and investment power over the shares held by the Versant Funds. Mr. Colella disclaims beneficial ownership of the shares held by the Versant Funds, except to the extent of his pecuniary interest therein.

(12)	Includes 273,534 shares Mr. Cozadd has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008.

(13)	Includes 273,534 shares Dr. Saks has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008.

(14)	Includes 273,534 shares Mr. Myers has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008.

(15)	Includes 104,420 shares Mr. Fust has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008.

(16)	Includes 104,420 shares Ms. Gamble has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008.

(17)

Includes 5,833 shares Mr. Colella has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008 and the shares described in Note (11) above. Mr. Colella disclaims beneficial ownership of the shares described in Note (11) above, except to the extent of his pecuniary interest therein.

(18)

Includes 5,833 shares Mr. Cressey has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008 and the shares described in Note (6) above. Mr. Cressey disclaims beneficial ownership of the shares described in Note (6) above, except to the extent of his pecuniary interest therein.

(19)

Consists of 3,790 shares issuable to Mr. Michelson pursuant to our Directors Deferred Compensation Plan and the shares described in Notes (3) and (4) above. Mr. Michelson disclaims beneficial ownership of the shares described in Notes (3) and (4) above.

(20)	Consists solely of shares issuable to Mr. Momtazee pursuant to our Directors Deferred Compensation Plan. See also Notes (3) and (4) above.

(21)

Includes 5,833 shares Mr. O’Keefe has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008, 4,264 shares issuable to Mr. O’Keefe pursuant to our Directors Deferred Compensation Plan, and the shares described in Note (9) above. Mr. O’Keefe disclaims beneficial ownership of the shares described in Note (9) above, except to the extent of his pecuniary interest therein.

(22)	Consists solely of shares issuable to Mr. Patel pursuant to our Directors Deferred Compensation Plan. See also Notes (3) and (4) above.

(23)

Includes 12,610 shares Mr. Sebulsky has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008 and 2,843 shares issuable to Mr. Sebulsky pursuant to our Directors Deferred Compensation Plan.

(24)

Includes 5,833 shares Dr. Tananbaum has the right to acquire pursuant to options exercisable within 60 days of April 4, 2008 and the shares described in Note (10) above. Dr. Tananbaum disclaims beneficial ownership of the shares described in Note (10) above, except to the extent of his pecuniary interest therein.

(25)	Consists solely of shares issuable to Mr. Zilkha pursuant to our Directors Deferred Compensation Plan. See also Notes (3) and (4) above.

(26)

Includes 14,359,538 shares held by entities affiliated with certain of our directors, 1,169,804 shares that certain of our executive officers and directors have the right to acquire within 60 days of April 4, 2008 through the exercise of options, and 18,748 shares issuable to our directors under our Directors Deferred Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Jazz Pharmaceuticals. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to help us attract, as needed, talented individuals to manage and operate all aspects of our business, to reward those individuals fairly over time, and to retain those individuals who continue to meet our high expectations. The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives and the interests of our stockholders, to incentivize and reward our executive officers for our success, and to reflect the teamwork philosophy of our executive management team. Specifically, Jazz Pharmaceuticals has created an executive compensation program that combines short and long-term components, cash and equity, and fixed and contingent payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program is also intended to make us competitive in the San Francisco Bay Area, and in the pharmaceutical and biotechnology industry, where there is significant competition for talented employees, and to be fair relative to other professionals within our organization. We believe that we must provide competitive compensation packages to attract and retain executive officers and to help our executive management function as a stable team over the longer term.

As discussed in further detail below, our executive compensation program consists of the following three principal components:

•

Base Salary. The base salary rate for our executive officers is set each year, effective March 1. Base salary determinations for our executive officers generally consist of increases from the base salaries included in the executive officers’ employment agreements with us originally executed in 2004; the increases are based primarily on the executive officers’ responsibilities, appropriate and reasonable cost of living increases, and a review of competitive salary and total cash compensation data.

•

Bonus. We have an annual Bonus Plan for our employees under which bonuses may be paid after the end of each year, at the discretion of our Compensation Committee, based on our performance in meeting our corporate objectives for the prior year and each individual’s performance and contribution in meeting our corporate objectives.

•	Stock Option Grants. Our executive officers receive stock option grants as long-term incentives to ensure that a portion of their total compensation is linked to our long-term success.

The Compensation Committee does not have any formal policies for allocating compensation among salary, bonus and stock option grants. However, because of the importance to our success of aggressively pursuing our long-term goals, as well as to preserve our cash resources, a significant portion of the named executive officers’ total compensation has been, and is expected to continue to be, comprised of equity incentives and other equity awards. In addition, the compensation arrangements of our executive officers are based in large part on the terms of employment agreements we entered into with each of our executive officers in February 2004, which set forth the initial base salaries for our executive officers and the target bonuses under our annual Bonus Plan (subject, in each case, to increases approved by our Board of Directors or Compensation Committee) as well as the executive officers’ severance and change of control benefits.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee reviews and oversees our compensation policies, plans and programs and reviews and determines the compensation to be paid to our executive officers and other senior management. In making its executive compensation determinations, the Compensation Committee considers recommendations from our Executive Chairman and our Chief Executive Officer. While our Executive Chairman and our Chief Executive Officer discuss their recommendations with the Compensation Committee, they do not participate in determining their own compensation or that of one another. In making their recommendations, our Executive Chairman and Chief Executive Officer receive input from our Human Resources department and have access to various third party compensation surveys and compensation data. This information is also available to our Compensation Committee. As described below, our Compensation Committee has received competitive compensation data from Compensia, Inc., a compensation consulting firm engaged at the request of the Compensation Committee. Our General Counsel and Chief Financial Officer also participate in Compensation Committee meetings, but they do not participate in any discussions of executive officer compensation. None of our other executive officers participates in the Compensation Committee’s executive compensation discussions. Our Compensation Committee also discusses and makes determinations with respect to executive compensation matters without any executive officers present. The Compensation Committee does not delegate any of its functions to others in determining executive compensation.

Benchmarking of Cash and Long-Term Compensation

The Compensation Committee has not historically engaged consultants with respect to executive compensation matters. However, in 2007, Compensia, Inc. was engaged to provide the Compensation Committee with certain benchmarking material to assist it in determining appropriate salary, total cash compensation (salary plus target bonus opportunity) and long-term equity compensation for our executive officers for 2007. The Compensation Committee also retained Compensia to assist it in determining appropriate long-term equity compensation for our executive officers for 2008. For 2007, Compensia provided the Compensation Committee with compensation data for 17 publicly-traded companies in the pharmaceutical and biotechnology industry. The companies included in the peer group approved by our Compensation Committee were: Alexza Pharmaceuticals, Inc.; Alkermes, Inc.; Auxilium Pharmaceuticals, Inc.; CV Therapeutics, Inc.; Endo Pharmaceuticals Holdings, Inc.; Hi-Tech Pharmacal Co., Inc.; Indevus Pharmaceuticals, Inc.; InterMune, Inc.; Lannett Company, Inc.; Medicis Pharmaceutical Corporation; Pain Therapeutics, Inc.; POZEN Inc.; Salix Pharmaceuticals, Inc.; Santarus, Inc.; Sciele Pharma, Inc.; Theravance, Inc.; and ZymoGenetics, Inc.

These companies were chosen by our Compensation Committee because they were generally similar to Jazz Pharmaceuticals in terms of industry, capital structure, financial attributes, geographic location and/or competition for talent, although certain of the companies included in the survey had a significantly higher market capitalization than Jazz Pharmaceuticals as a private company, and it was not determinable what Jazz Pharmaceuticals’ market capitalization would be after its initial public offering. For 2007, Compensia also provided the Compensation Committee with survey data collected from the Radford Biotech Executive Survey, which survey data was limited to companies participating in the survey with between 150 and 499 employees. The Compensation Committee utilized the Radford Biotech Executive Survey in addition to the peer group data to ensure that our executive compensation program as a whole was competitive.

In determining appropriate long-term equity compensation for our executive officers for 2008, Compensia provided the Compensation Committee with long-term equity compensation data for 9 of the 17 peer companies included in the 2007 peer group. Five companies were removed from the 2007 peer group because these companies had a significantly higher market capitalization than Jazz Pharmaceuticals post-initial public offering; three others were removed because their businesses were not significantly similar to that of Jazz Pharmaceuticals, and three new companies with more similar businesses were substituted in their place. The Compensation Committee determined that the remaining companies, including the three additional ones included below, and were more directly comparable to Jazz Pharmaceuticals. The 12 companies included in the peer group approved by our Compensation Committee for 2008 were: Alexza Pharmaceuticals, Inc.; Auxilium Pharmaceuticals, Inc.; Genomic Health, Inc.; Indevus Pharmaceuticals, Inc.; ISIS Pharmaceuticals, Inc.; InterMune, Inc.; Pain Therapeutics, Inc.; POZEN Inc.; Santarus, Inc.; Theravance, Inc.; XOMA Ltd.; and ZymoGenetics, Inc.

Executive Compensation Program

Jazz Pharmaceuticals’ executive compensation program currently consists of three principal components: base salary, annual bonuses (if approved by our Compensation Committee) and long-term incentive compensation in the form of stock options. Jazz Pharmaceuticals also offers to its executive officers certain severance and change in control benefits, which were negotiated with our executive officers in 2004. Finally, Jazz Pharmaceuticals offers to its executive officers participation (with all other eligible employees) in our 401(k) plan, employee stock purchase plan and other benefits generally available to all employees. Each component of compensation is evaluated based on the factors discussed below.

Base Salary. Each of our executive officers entered into an employment agreement with us in February 2004 that provides for an initial base salary, subject to annual increases determined by the Compensation Committee. For 2007 and 2008, our named executive officers’ base salaries were determined based principally on those employment agreements, the executive officers’ responsibilities, adjustments to reflect cost of living increases in the San Francisco Bay Area and a review of competitive salary and total cash compensation data. Since our inception, we have reviewed the compensation of our executive officers as a group and have minimized the differences among their salaries. One of the core values of our company is fostering the teamwork philosophy of our management team, which is reflected in our compensation policy for our executive officers.

Our Compensation Committee generally aims to ensure that our executives’ base salaries and total cash compensation are maintained at competitive levels, which levels for 2007 and 2008 have, as a group, been between the 50th and 75th percentiles of our peer group and/or survey data for executive officers in similar positions with similar responsibilities. Our Compensation Committee believes this is appropriate for several reasons. We have a complex business model and are pursuing multiple commercial and product development opportunities simultaneously with a relatively small organization relative to our level of investment in research and development. We do not have laboratories or manufacturing facilities, and therefore we conduct our development, manufacturing and clinical activities through arrangements with third parties. As a result, our executives are required to manage both internal and significant external resources. Competition for executive talent is intense in our industry and in our geographic area. Our executives have many years of valuable experience in our industry, and their continued leadership is critical to our short-term and long-term success. Because our Compensation Committee aims to ensure that our executives’ base salaries and total cash compensation as a group is maintained at the competitive levels described above, the base salaries and total cash compensation of individual executive officers may fall outside of the 50th to 75th percentile range.

Annual Bonus Plan. In accordance with our Bonus Plan, Jazz Pharmaceuticals maintains an annual bonus award program to reward executive officers (and other employees) for attaining corporate performance objectives. Corporate objectives under the Bonus Plan generally relate to our commercial efforts (since 2005), progress of our clinical development programs, regulatory matters, financial measures (such as sales and EBITDA targets), and financing efforts. Bonus awards to executive officers under the Bonus Plan are determined to a large extent based on the Compensation Committee’s subjective assessment of the executive officers’ contributions as a group to the achievement of our corporate objectives and, to a lesser extent, on each individual executive officer’s contribution to our achievement of the corporate objectives. Target bonus levels under the

Bonus Plan are assigned based on various categories of employees and, with respect to our executive officers, are based on the terms of the employment agreements we entered into with them in 2004. The actual bonus awarded in any year, if any, may be more or less than the target, depending primarily on the achievement of our corporate objectives. Whether or not a bonus is paid for any year is within the discretion of our Compensation Committee. Our Compensation Committee also determines the size of the total bonus pool under the plan, which is based primarily on our Board of Directors’ determination of our success in achieving our corporate objectives for the plan year. The Compensation Committee determines the portion of the pool, if any, that will be allocated to the executive officers as a group and the bonuses for each of our executive officers and vice presidents. Our Executive Chairman and Chief Executive Officer provide input to the Compensation Committee with respect to bonuses for executive officers and vice presidents.

The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

We have not historically paid any significant signing or promotion bonuses to our executive officers, nor have we guaranteed bonuses to our executive officers.

Long-Term Equity Compensation. The Compensation Committee believes that long-term performance is achieved through an ownership culture that rewards such performance by our executive officers through the use of equity incentives. Prior to 2008, we granted stock options to our executive officers under our 2003 Equity Incentive Plan, which was established to provide our employees with an opportunity to participate, along with our other stockholders, in our long-term performance. Our executive officers have also acquired equity in our company through direct investment in our common stock and in our prior preferred stock offerings. In connection with our initial public offering, we adopted the 2007 Equity Incentive Plan, which has replaced the 2003 Equity Incentive Plan, and affords our Compensation Committee greater flexibility in making a wide variety of equity awards, including stock bonus awards and restricted stock unit awards. While the Compensation Committee currently believes that the use of stock options offers the best approach to achieve our compensation goals with respect to long-term compensation for our executive officers, and currently provides tax and other advantages to our executive officers relative to other forms of equity compensation, our Compensation Committee may determine to grant our executive officers other forms of equity compensation under our 2007 Equity Incentive Plan, such as restricted stock unit awards, which we granted to our non-executive employees in 2007. We do not time the granting of equity awards with any favorable or unfavorable news released by Jazz Pharmaceuticals, and the proximity of the grant of any equity awards to an earnings announcement or other market events is coincidental. In addition, our option grant policy since our initial public offering is that we generally grant equity awards to our executive officers only during open stock trading window periods.

Our executive officers were granted stock option options under our 2003 Equity Incentive Plan in February 2004, which became fully vested and exercisable in February 2008 (but any vested shares acquired upon exercise of the options are subject to our repurchase right until February 2009). In connection with its compensation reviews for 2007 and 2008, the Compensation Committee approved additional stock options to our executive officers in February 2007 and April 2008 as described in more detail under “—Compensation Decisions for the Named Executive Officers for 2007 and 2008” below. Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan pursuant to which all eligible employees, including executive officers, may allocate up to 15% of their base salary to purchase our common stock at a 15% discount to the market price, subject to specified limits. We believe that our long-term equity compensation program is an important retention tool for our employees.

Severance and Change of Control Benefits. In 2004, Jazz Pharmaceuticals entered into employment agreements with its executive officers providing for certain severance and change in control benefits, the terms of which are described in more detail below in the sections entitled “—Employment Agreements and Arrangements—Executive Employment Agreements—Severance and Change of Control Benefits.” Jazz Pharmaceuticals believes that these severance and change in control benefits are an important element of our executive compensation and retention program, with particular importance in the context of change in control. With respect to change in control benefits, we provide severance compensation if an executive officer is terminated in connection with a change in control transaction to further promote the ability of our executive officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction. We also believe that the other severance benefits are appropriate, particularly with respect to a termination by us without cause since in that scenario, we and the executive have a mutually-agreed-upon severance package that is in place prior to any termination event which provides us with more flexibility to make a change in executive management if such a change is in our stockholders’ best interests.

Other Benefits. The Compensation Committee believes that establishing competitive benefit packages for its employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of Jazz Pharmaceuticals’ benefit plans such as the 401(k) plan (see the section entitled “—Employment Agreements and Arrangements – 401(k) Plan”) medical, dental, vision, short-term disability, long-term disability, group life insurance and our employee stock purchase plan, in each case generally on the same basis as other employees. We also have a Section 125 flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified childcare expenses not reimbursed by insurance. Jazz Pharmaceuticals does not currently offer pension or other retirement benefits.

Compensation Decisions for the Named Executive Officers for 2007 and 2008

Base Salaries. In determining the 2007 and 2008 base salaries for each named executive officer, our Compensation Committee reviewed the survey and/or benchmark data referred to above to ensure that executive base salaries as a group were within the competitive levels described above, and then determined appropriate increases to base salaries from the prior year. For 2007, Mr. Fust (who was then a Senior Vice President) and Ms. Gamble had the same base salary rate, with Mr. Cozadd and Dr. Saks having the same base salary rate and Mr. Myers’ base salary rate falling between these two groups. For 2007, increases in base salary rates from the prior year for Messrs. Myers and Fust and Ms. Gamble were based primarily on a cost of living adjustment. Dr. Saks’ base salary rate increase resulted from a combination of a cost of living adjustment and a further adjustment to his base salary rate so that his base salary rate was at a level generally consistent with the 50th percentile of our peer group and survey data for chief executive officers. As a result of the Compensation Committee’s competitive salary review process, the Compensation Committee noted that at the time of its determination of 2007 base salaries, Dr. Saks was the only executive officer whose base salary rate and total target cash compensation was below the 50th percentile of our peer group and survey data for executive officers in similar positions with similar responsibilities. Since our inception in 2003, Mr. Cozadd and Dr. Saks have had approximately the same base salary rate on a full-time equivalent basis. Accordingly, Mr. Cozadd’s base salary rate was increased to the same base salary rate as Dr. Saks.

The Compensation Committee’s process for determining 2008 base salary rates was substantially similar to its process for determining 2007 base salary levels, although for market comparisons, the Compensation Committee relied upon its 2007 review of the Radford Biotech Executive Survey to ensure that executive base salaries and total cash compensation levels as a group were within the competitive levels described above. As in 2007, the increases in base salary rates were primarily the result of a cost of living increase, except that with respect to Mr. Fust, who had been promoted to Executive Vice President, the Compensation Committee

determined that an approximately 5% increase (in addition to the cost of living increase) was reasonable and appropriate given his promotion to Executive Vice President. The 2007 and 2008 base salaries for our named executive officers are set forth in the table below, along with the percentage increases from the prior year.

Name	2007 Base Salary Rate ($)(1)	Percentage Increase From Prior Year (%)	2008 Base Salary Rate ($)(2)	Percentage Increase From Prior Year (%)
Bruce C. Cozadd(3)	450,000	9.8	468,000	4.0
Samuel R. Saks, M.D.	450,000	9.8	468,000	4.0
Robert M. Myers	426,000	3.9	444,000	4.2
Matthew K. Fust	343,000	3.9	375,000	9.3
Carol A. Gamble	343,000	3.9	357,000	4.1

(1)	Base salary rate effective as of March 1, 2007.

(2)	Base salary rate effective as of March 1, 2008.

(3)

Mr. Cozadd’s actual base salary for 2007 and 2008 was prorated for the amount of his time devoted to his role as our Executive Chairman. With respect to Mr. Cozadd’s 2007 base salary, at the time of the Compensation Committee’s base salary determination for 2007, Mr. Cozadd was devoting 75% of his professional time to his role as our Executive Chairman, resulting in an actual base salary of $338,000 effective March 1, 2007. Effective September 1, 2007, Mr. Cozadd began devoting 90% of his time to his role as Executive Chairman, and in connection therewith, Mr. Cozadd’s base salary effective September 1, 2007 increased to $405,000. Mr. Cozadd’s actual base salary effective March 1, 2008 was $422,000, based on his spending 90% of his time on his role as Executive Chairman.

Bonus Awards. Our Bonus Plan is designed to reward executive officers for attaining our corporate performance objectives as well as to reward them for their contributions to the achievement of those objectives and their success in achieving their individual objectives for the year. Target bonus levels under the Bonus Plan with respect to our executive officers are based on the terms of the employment agreements we entered into with them in 2004. As set forth in their employment agreements with us, the target bonus levels for 2007 for our named executive officers were: 50% of the applicable annual base salary rate for Dr. Saks and Messrs. Cozadd and Myers (Mr. Cozadd’s base salary rate is prorated as reflected in the table above, so his target bonus is determined based on his prorated base salary rate); and 40% of the applicable annual base salary rate for each of Ms. Gamble and Mr. Fust. As described above, our Compensation Committee determined the size of the total bonus pool under the plan, which was based in large part on our Board of Directors’ determination of our success in achieving our corporate objectives for the plan year. For 2007, our key high-level corporate objectives for purposes of the Bonus Plan were to:

•	achieve certain net sales and commercial EBITDA targets;

•	ensure commercial readiness and prepare for a successful launch of Luvox® CR (fluvoxamine maleate extended release capsules);

•	reach certain enrollment targets in our JZP-6 Phase III pivotal clinical trials;

•	advance our other late-stage projects according to specific goals, advance our early-stage projects according to approved work plans and budgets and continue to expand our early-stage pipeline; and

•	secure financing to achieve our corporate objectives.

In approving the corporate objectives for 2007, the Board’s expectation was that it would be highly unlikely that all of the corporate objectives would be achieved for the year. In this regard, the Board has historically approved corporate objectives that have been stretch objectives beyond those that would reasonably be expected to be attained, and which have in fact not been achieved at the 100% level. With respect to the achievement of our 2007 corporate objectives, after considering the input of our Executive Chairman and our Chief Executive Officer,

our Board of Directors determined that we had achieved many, but not all, of our corporate objectives. The Board and the Compensation Committee also decided to consider certain key activities in early 2008 in order to determine the appropriate bonus pool and level of bonuses under the Bonus Plan for 2007. Based on the Board of Directors’ determination of the level of achievement of our corporate objectives for 2007, and the completion of certain key activities in early 2008, our Compensation Committee approved a total corporate bonus payout of 65% of the total target bonus pool. In evaluating our performance against our corporate objectives for 2007 and our early 2008 activities, the Compensation Committee weighted as highly significant (i) the fact that our net sales and commercial EBITDA targets for 2007 were achieved; (ii) the receipt of an approvable letter from the FDA for Luvox CR in December 2007, and the subsequent approval and launch of the product in the first quarter of 2008; (iii) the fact that while our JZP-6 program remains on track to have top line data from the first Phase III clinical trial by the end of 2008, our aggressive 2007 target enrollment levels for our JZP-6 Phase III pivotal clinical trials were not fully achieved; (iv) the fact that our development programs had not progressed as quickly as we had targeted in our 2007 objectives; and (v) the completion of our initial public offering in 2007 and an expansion of our senior debt in the first quarter of 2008. The Compensation Committee did not quantify or assign a specific percentage criteria to the various corporate objectives under the Bonus Plan, but rather sought to approve a corporate bonus payout that generally reflected our Board of Directors’ determination of the level of achievement of our corporate objectives, after taking into the account the more significant weighting of the corporate objectives deemed more important to our performance by the Board of Directors. Although the Compensation Committee approved a total corporate bonus payout of 65% of the total target bonus pool, our Compensation Committee determined, partly to preserve our cash resources, to pay a portion of the total bonuses in cash and a portion in stock in the form of a stock award under our 2007 Equity Incentive Plan. For our named executive officers, 50% of their total bonus awards will be paid in cash, and the remaining portion will be paid in the form of a stock award under our 2007 Equity Incentive Plan equal to 50% of the total dollar value of their bonus awards.

In determining the specific bonus award amounts for our named executive officers under the Bonus Plan, our Compensation Committee awarded bonuses at or near the 65% of bonus target level for each of Mr. Cozadd, Dr. Saks and Mr. Myers, based primarily on the Board’s determination with respect to the achievement of our corporate objectives in 2007. With respect to Mr. Fust and Ms. Gamble, the Compensation Committee awarded bonuses to these named executive officers at a level higher than the approximately 65% of bonus target level due to the Compensation Committee’s subjective assessment of their individual contributions and extraordinary efforts with respect to the achievement of our corporate objectives and accomplishments during 2007, including in connection with our initial public offering in June 2007. The bonus awards for 2007 under the Bonus Plan for our named executive officers were as follows:

Name	Dollar Value of Bonus Award ($)(1)	Percentage of Bonus Target (%)
Bruce C. Cozadd	115,000	65
Samuel R. Saks, M.D.	140,000	63
Robert M. Myers	140,000	66
Matthew K. Fust	100,000	73
Carol A. Gamble	95,000	70

(1)

Amounts in this column represent the dollar value of the total bonus awarded for each named executive officer for 2007. As set forth above, 50% of the total bonus awards will be paid in cash, and the remaining portion will be paid in the form of a stock award under our 2007 Equity Incentive Plan. The number of shares of our common stock subject to each such stock award will be determined by dividing (i) 50% of the respective dollar value shown in the table above by (ii) the closing sales price of our common stock on the NASDAQ Global Market on the first trading day of our next open stock trading window. Both the cash and the stock award portions of the 2007 bonus awards will be paid and distributed at that time.

For 2008, bonus awards to our named executive officers will be determined in accordance with our Bonus Plan and may be paid solely in cash or in a combination of cash and stock. Key, high-level corporate objectives for purposes of the Bonus Plan for 2008 include achieving our sales and commercial EBITDA targets, having top line Phase III clinical trial results for our JZP-6 US Phase III pivotal clinical trial by the end of 2008, advancing our development product pipeline, and successfully financing our growth.

Stock Option Awards. In February 2007, we granted stock options to our named executive officers under our 2003 Equity Incentive Plan. In determining the number of stock options granted to the executive officers in February 2007, the Compensation Committee considered the fact that the stock options previously granted to the named executive officers would be fully vested in February 2008 and took into account the named executive officer’s prior equity positions together with benchmark data from our peer group companies with a goal of ensuring a level of long-term incentive compensation for our named executive officers as a group at approximately the 50th percentile of long-term incentive compensation for executive officers in similar positions with similar responsibilities at our peer companies. Accordingly, after considering these factors, each of Mr. Fust (who was then a Senior Vice President) and Ms. Gamble was granted a stock option covering the same number of shares, each of Mr. Cozadd and Dr. Saks was granted a stock option covering the same number of shares, and Mr. Myers received a stock option grant falling between these two groups. Each of the options granted to our named executive officers in 2007 vests as to one-third of the shares subject to the option in February 2010, and the remaining two-thirds of the shares subject to the option vest monthly over two years thereafter. The exercise price of the options is equal to the fair market value of our common stock as determined by the Compensation Committee on the date of grant. In the absence of a public trading market for our common stock (these options were granted prior to our initial public offering), the Compensation Committee determined the fair market value of our common stock on the date of grant in good faith based upon a consideration of a number of relevant factors, including the status of our development and commercialization efforts, results of operations, market conditions and an in-depth contemporaneous valuation of our common stock as of December 31, 2006.

In April 2008, the Compensation Committee followed a substantially similar process in reviewing the levels of stock option grants to our named executive officers and again sought to ensure a level of annual grants for our named executive officers as a group at approximately the 50th percentile of the annual grants for executive officers in similar positions with similar responsibilities at our peer companies chosen for 2008. Mr. Fust’s stock option grant reflects his promotion to Executive Vice President. Each of the options will vest as to 50% of the shares in April 2010, and the remainder will vest in 24 equal monthly installments thereafter. The exercise price of the options will be the fair market value of our common stock determined in accordance with the terms of our 2007 Equity Incentive Plan on the first day of our next open stock trading window. The number of shares subject to options granted to our named executive officers in 2007 and 2008 as described above are as follows:

Name	Number of Shares Subject to 2007 Stock Options (#)	Number of Shares Subject to 2008 Stock Options (#)(1)
Bruce C. Cozadd	40,662	106,500
Samuel R. Saks, M.D.	40,662	106,500
Robert M. Myers	31,625	75,000
Matthew K. Fust	22,590	60,000
Carol A. Gamble	22,590	45,000

(1)	These options were approved on April 8, 2008 and will be granted on the first trading day of our next open stock trading window.

The Compensation Committee believes that the above option grants, taken together with the named executive officers’ prior equity positions, are consistent with providing each named executive officer with an ongoing equity position in our company that is competitive with similarly situated executive officers at companies included our peer group and that fosters an ownership culture focused on our long-term performance.

Accounting and Tax Considerations

Effective January 1, 2006, Jazz Pharmaceuticals adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123R. Under SFAS 123R, Jazz Pharmaceuticals is required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term executive compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS 123R. The Compensation Committee has considered, and may in the future consider, the grant of restricted stock or restricted stock units to our executive officers in lieu of or in addition to stock option grants in light of the accounting impact of SFAS 123R with respect to stock option grants and other considerations. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Section 162(m) of the Internal Revenue Code of 1986 limits Jazz Pharmaceuticals to a deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Conclusion

It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our performance and the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executives.

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers at December 31, 2007. We refer to these executive officers in this proxy statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE-FISCAL 2007 AND 2006

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce C. Cozadd(4) Executive Chairman	2007	355,273	651,599	115,000	521	1,122,393
	2006	307,236	605,818	77,000	234	990,288

Samuel R. Saks, M.D. Chief Executive Officer	2007	443,385	651,599	140,000	689	1,235,673
	2006	406,853	605,818	102,000	234	1,114,905

Robert M. Myers President	2007	423,354	641,413	140,000	689	1,205,456
	2006	406,853	605,818	120,000	234	1,132,905

Matthew K. Fust	2007	340,850	256,703	100,000	554	698,107
Executive Vice President and Chief Financial Officer	2006	327,159	231,268	70,000	234	628,661

Carol A. Gamble	2007	340,850	257,284	95,000	554	693,688
Senior Vice President, General Counsel and Corporate Secretary	2006	327,159	231,268	80,000	234	638,661

(1)

The dollar amounts in this column represent the compensation cost for the indicated fiscal year of stock option awards granted pursuant to our equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to the indicated fiscal year, as applicable. These amounts have been calculated in accordance with FASB Statement No. 123 (revised), “Share-Based Payment,” or SFAS No. 123R, using the Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our named executive officers during fiscal 2007 or 2006. Assumptions used in the calculation of these amounts are included in the notes to Jazz Pharmaceuticals’ audited consolidated financial statements included in Jazz Pharmaceuticals’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. These amounts reflect Jazz Pharmaceuticals’ accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers.

(2)

The dollar amounts in this column represent the dollar value of the bonuses awarded to our named executive officers under our annual Bonus Plan for 2007, a portion of which will be paid in shares of our common stock. For each named executive officer, 50% of the total dollar value of the bonuses will be paid in cash in May 2008, and the remaining portion will be paid in fully-vested shares of our common stock having a value equal to 50% of the total dollar value of the bonuses. See also footnote (2) to the Grants of Plan-Based Awards in Fiscal 2007 table below.

(3)	Represents group term life insurance premiums paid by Jazz Pharmaceuticals.

(4)	Effective September 1, 2007, Mr. Cozadd devotes 90% of his professional time to his role as our Executive Chairman.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the named executive officers.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007(1)

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)
Bruce C. Cozadd	—	177,637	—	—	—
	02/27/07	—	40,662	19.37	495,857
Samuel R. Saks, MD	—	221,693	—	—	—
	02/27/07	—	40,662	19.37	495,857
Robert M. Myers	—	211,677	—	—	—
	02/27/07	—	31,625	19.37	385,654
Matthew K. Fust	—	136,340	—	—	—
	02/27/07	—	22,590	19.37	275,476
Carol A. Gamble	—	136,340	—	—	—
	02/27/07	—	22,590	19.37	275,476

(1)	All share and per share numbers in the table above and in the footnotes to the table are adjusted to give effect to the 1-for-11.06701 reverse split of our capital stock effected on May 15, 2007.

(2)

This column sets forth the target bonus amount for each named executive officer for the year ended December 31, 2007 under our annual Bonus Plan established by our Board of Directors, which for Dr. Saks and Messrs. Cozadd and Myers was 50% of their respective salaries earned for fiscal year ended December 31, 2007. The target bonus amount for Mr. Fust and Ms. Gamble was 40% of their respective salaries earned for fiscal year ended December 31, 2007. The dollar value of the actual bonus award earned for the year ended December 31, 2007 for each named executive officer is set forth in the Summary Compensation Table—Fiscal 2007 and 2006 above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2007. As set forth in footnote (2) to the Summary Compensation Table—Fiscal 2007 and 2006, a portion of the bonus award was paid in cash and a portion will be paid in shares of our common stock. For a description of our annual Bonus Plan, including our decision to pay a portion of the 2007 bonuses in stock, please see “—Compensation Discussion and Analysis—Executive Compensation Program—Annual Bonus Plan” and “—Compensation Decisions for the Named Executive Officers for 2007 and 2008—Bonus Awards” above.

(3)

Stock options were granted under our 2003 Equity Incentive Plan prior to our initial public offering in June 2007. For a description of the terms of stock options granted under our 2003 Equity Incentive Plan, please see “—Employment Agreements and Arrangements—Equity Compensation Arrangements—2003 Equity Incentive Plan.”

(4)

Represents the per share fair market value of our common stock on the grant date. Prior to our initial public offering in June 2007, the fair market value of our common stock was determined by our Board of Directors with assistance from management. At two points in the year prior to our initial public offering, our Board of Directors directed management to perform in-depth contemporaneous valuations of our common stock, including one such valuation with an effective date of December 31, 2006. On February 13, 2007, our Board of Directors made a determination that the fair market value of our common stock was $19.37 per share after taking into consideration this contemporaneous valuation as well as other factors, including our financial performance, the development status of our product candidates and our research and development efforts, the likelihood of achieving a liquidity event for the shares of common stock underlying stock options, such as an initial public offering or sale of Jazz Pharmaceuticals, given prevailing market conditions and initial estimates of the potential initial public offering price of our common stock based on initial valuation discussions by and between management and the proposed underwriters for our initial public offering. This determination was confirmed by the Compensation Committee as of February 27, 2007 in connection with the grant of stock options to our executive officers, including our named executive officers, on such date.

Employment Agreements and Arrangements

Executive Employment Agreements

General

In February 2004, we entered into employment agreements with each of our named executive officers. Each of the employment agreements provides for an initial annual base salary subject to annual increases approved by our Board of Directors. The employment agreements set forth an initial base salary of $375,000 for Mr. Cozadd, $375,000 for Dr. Saks, $375,000 for Mr. Myers and $300,000 for each of Mr. Fust, and Ms. Gamble. Mr. Cozadd’s annual base salary is pro-rated based on full-time employment. Mr. Cozadd currently devotes 90% of his professional time to his role as our Executive Chairman. Dr. Saks and Messrs. Cozadd and Myers are each eligible to receive an annual performance bonus determined in accordance with our annual Bonus Plan and targeted at 50% of their respective annual base salaries, subject to increases approved by our Board of Directors. Under the employment agreements, Mr. Fust, and Ms. Gamble are each eligible to receive an annual performance bonus determined in accordance with our annual Bonus Plan and targeted at 40% of their respective annual base salaries, subject to increases approved by our Board of Directors. Each of the named executive officers is also eligible to participate in our general employee benefits plans for executives or key management employees in accordance with the terms and conditions of these plans.

Term

Each employment agreement provides that the terms and conditions of the agreement will apply to the named executive officers’ employment until the fifth anniversary of the date of the agreement. However, each employment agreement also provides that the employment of the named executive officer may be terminated at any time by us or by the named executive officer, subject to the named executive officer’s right to receive certain severance and other benefits, and our right to repurchase shares of our common stock held by the named executive officer.

Vested Share Repurchase Right; Executive Put Right

In the event a named executive officer is terminated by us for “cause” or is terminated by the named executive officer without “good reason,” as those terms are defined in the employment agreements, we have the right to repurchase any vested shares of common stock held by the named executive officer at the lesser of cost or fair market value. If the named executive officer’s employment is terminated without cause or for good reason, we have the right to repurchase the named executive officer’s vested shares at fair market value. Finally, if the named executive officer’s employment is terminated because of death or disability, we have the right to repurchase, and the named executive officer (or his or her estate) has the right to require us to repurchase, the named executive officer’s vested shares at fair market value as defined in the employment agreements. Our right to repurchase these vested shares terminates in February 2009, or earlier upon the completion of a change of control event; however, our vested share repurchase rights terminate on the date one year after our initial public offering as to 20% of the vested shares then held by each named executive officer.

Severance and Change of Control Benefits

Cash Severance Payments. In the event a named executive officer is terminated by us without cause or is terminated by the named executive officer for good reason, the named executive officer is entitled, subject to our receipt of an effective waiver and release of claims executed by the named executive officer, to the following cash severance payments:

•

an amount, payable in accordance with our customary payroll practices, equal to 1/12th of the named executive officer’s base salary at the time of termination for each month in a severance period of up to 24 months;

•	COBRA premiums for the number of months in a severance period of up to 24 months, payable on a monthly basis;

•	an amount, payable when bonus payments for the year of termination are paid to other employees, equal to the sum of:

•

the product of the named executive officer’s base salary at the time of termination (prorated to reflect the number of days remaining in the year of termination after the date of termination) multiplied by the lesser of (a) the named executive officer’s historical bonus rate (based on the average ratio of bonus paid to salary paid) or (b) the named executive officer’s target bonus rate for the year of termination (which may be reduced based on the ratio of bonuses paid to target bonuses for the remaining named executive officers in the year of termination), which lesser amount we refer to in this prospectus as the “severance bonus rate”, plus

•

the product of the named executive officer’s base salary at the time of termination (prorated to reflect the number of days elapsed in the year of termination including the date of termination) multiplied by one-half of the severance bonus rate; and

•

an amount, payable when bonus payments for the year following the year of termination are paid to other employees, equal to the product of the named executive officer’s base salary at the time of termination (prorated to reflect the number of days elapsed in the year of termination including the date of termination) multiplied by the lesser of (a) the named executive officer’s historical bonus rate or (b) the named executive officer’s target bonus rate for the year of following termination (which may be reduced based on the ratio of bonuses paid to target bonuses for the remaining named executive officers in the year following termination).

The employment agreements also provide for the payment of the cash severance payments described above if a named executive officer voluntarily terminates his or her employment within one year after the effective date of (a) a change of control event or (b) in the case of the named executive officers other than Dr. Saks, a significant transaction, such as our acquisition of another entity, where the members of our Board of Directors prior to the significant transaction constitute a majority of the Board of Directors after the transaction and the employment of 50% or more of the existing members of our executive management team, including our Chief Executive Officer, is terminated in connection with the significant transaction.

The following table estimates the amount of compensation payable to each named executive officer in the event of a termination under the termination scenarios described above, in each case as if the named executive officer’s employment had terminated on December 31, 2007, the last business day of our prior fiscal year. The actual amounts that would be paid out in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

Name	Salary Continuation ($)	COBRA Premiums ($)	Bonus Payment for the Year of Termination ($)	Bonus Payment for the Year Following Termination ($)(1)
Bruce C. Cozadd	776,250	27,470	53,923	107,846
Samuel R. Saks, M.D.(2)	862,500	55,250	58,667	117,333
Robert M. Myers	816,500	34,850	69,819	137,638
Matthew K. Fust	657,417	8,084	43,225	86,451
Carol A. Gamble	657,417	28,950	40,318	80,636

(1)	For purposes of calculating the amounts set forth in this column, applicable bonus rates in the year of termination and the year following termination are assumed to be the same.

(2)

As noted above, Dr. Saks is not entitled to cash severance payments on the same basis as the other named executive officers with respect to a significant transaction where the members of our Board of Directors prior to the significant transaction constitute a majority of the Board of Directors after the transaction and the employment of 50% or more of the existing members of our executive management team, including our Chief Executive Officer, is terminated in connection with the significant transaction.

The employment agreements further provide that if a named executive officer’s employment is terminated (a) by the named executive officer due to a relocation of our executive office of more than 20 miles from our current executive office, (b) without cause by us or for good reason by the named executive officer in connection with a change of control or a significant transaction, or (c) in the case of the named executive officers other than Dr. Saks, without cause by us or for good reason by the named executive officer prior to the first anniversary of the effective date of a significant transaction in connection with which the employment of 50% or more of the existing members of our executive management team, including our Chief Executive Officer, is terminated, then, and in each such case, the named executive officer is entitled, subject to our receipt of an effective waiver and release of claims executed by the named executive officer, to the following cash severance payments:

•	a single lump sum payment equal to 1/12th of the named executive officer’s base salary at the time of termination for each month in a severance period of up to 24 months;

•

a single lump sum payment equal to the product of the named executive officer’s base salary at the time of termination (prorated to reflect the number of days elapsed in the year of termination including the date of termination) multiplied by the named executive officer’s historical bonus rate;

•

a single lump sum payment equal to the product of (a) 1/12th of the named executive officer’s base salary at the time of termination multiplied by (b) the named executive officer’s historical bonus rate multiplied by (c) the number of months in a severance period of up to 24 months; and

•	COBRA premiums for the number of months in a severance period of up to 24 months, payable on a monthly basis.

The following table estimates the amount of compensation payable to each named executive officer in the event of a termination under the termination scenarios described above, in each case as if the named executive officer’s employment had terminated on December 31, 2007, the last business day of our prior fiscal year. The actual amounts that would be paid out in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

Name	Lump Sum Salary Payment ($)	COBRA Premiums ($)	Lump Sum Bonus Payment ($)
Bruce C. Cozadd	776,250	27,471	314,551
Samuel R. Saks, M.D.(1)	862,500	55,250	342,222
Robert M. Myers	816,500	34,850	407,529
Matthew K. Fust	657,417	8,084	252,148
Carol A. Gamble	657,417	28,950	235,188

(1)

As noted above, Dr. Saks is not entitled to cash severance payments on the same basis as the other named executive officers with respect to a significant transaction in connection with which the employment of 50% or more of the existing members of our executive management team, including our Chief Executive Officer, is terminated.

In the event a named executive officer’s employment is terminated by reason of death or disability, the named executive officer will be entitled to a cash payment equal to the named executive officer’s accrued bonus (if any) at the rate in effect at the time of termination. As described above, each of named executive officer (or his or her estate) would also be entitled to require us to repurchase the named executive officer’s vested shares at fair market value. The following table estimates the amount of compensation payable to each named executive officer in the event of a termination by reason of death or disability, in each case as if the named executive officer’s employment had terminated on December 31, 2007, the last business day of our prior fiscal year. The actual amounts that would be paid out in any termination event can only be determined at the time of the termination of the named executive officer’s employment with us.

Name	Accrued Bonus ($)	Executive Put Right ($)(1)
Bruce C. Cozadd	115,000	2,629,977
Samuel R. Saks, M.D.	140,000	3,506,626
Robert M. Myers	140,000	1,391,355
Matthew K. Fust	100,000	438,325
Carol A. Gamble	95,000	398,473

(1)

The value of the put right is calculated assuming a fair market value per share of $14.97, which represents the average of the closing prices of our common stock for the five trading day period ended December 30, 2007. Under the executive employment agreements, fair market value is defined as (assuming shares of our common stock are listed on any established stock exchange or national market system) the average of the closing prices of our common stock for the five trading day period ending immediately prior to the date the executive (or his or her estate) exercises the put right, which for purposes of this table we have assumed is December 31, 2007.

Vesting Acceleration. The employment agreements and the stock option agreements governing stock options granted to our named executive officers in 2004 and 2007 under our 2003 Equity Incentive Plan provide that if the named executive officer’s employment is terminated (a) without cause by us or for good reason by the named executive officer in connection with change of control or significant transaction, or within 12 months following a change of control, or (b) in the case of the named executive officers other than Dr. Saks, without cause by us or for good reason by the named executive officer prior to the first anniversary of the effective date of a significant transaction in connection with which the employment of 50% or more of the existing members of our executive management team, including our Chief Executive Officer, is terminated, then the vesting and exercisability of these stock options will accelerate in full. As of December 31, 2007, all of the stock options held by the named executive officers were out-of-the-money meaning that all of such stock options have exercise prices that were in excess of the closing price of our common stock on December 31, 2007. Accordingly, we have not quantified the value the named executive officers would have received by reason of the foregoing vesting acceleration assuming a termination on December 31, 2007.

Equity Compensation Arrangements

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan, or the 2003 Plan, was adopted in March 2003. Prior to May 2007, we granted options to our executive officers under the 2003 Plan. The 2003 Plan was terminated in connection with our initial public offering so that no further awards may be granted under the 2003 Plan. Although the 2003 Plan has terminated, all outstanding options will continue to be governed by their existing terms. The following is a brief description of certain of the permissible terms of options granted under the 2003 Plan:

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of our common stock on the date of grant. The exercise price of nonstatutory stock options may not be less than 85% of the fair market value of our common stock on the date of grant. Each of the options granted to our executive officers in 2007 carry an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

Vesting. Shares subject to options under the 2003 Plan generally vest in a series of installments over an optionee’s period of service, with a minimum vesting rate as to non-executive employees of at least 20% per year over five years from the date of grant. Options granted to our executive officers in 2007 vest as to one-third of the shares subject to the options on February 27, 2010, and the remaining two-thirds of the shares subject to these options vest monthly over two years thereafter.

Term. The term of stock options granted under the 2003 Plan is ten years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionee may exercise the vested portion of any option for three months after the date of such termination. If an optionee’s service relationship with us, or any of our affiliates, terminates by reason of disability or death, the optionee or a personal representative may exercise the vested portion of any option for 12 months after the date of such termination. In no event, however, may an option be exercised beyond the expiration of its term.

Corporate Transactions. In the event of certain significant corporate transactions, our Board of Directors has the discretion to take one or more of the following actions: (a) arrange for the assumption or substitution of outstanding awards, (b) accelerate the vesting and termination of outstanding awards in whole or in part, (c) cancel or arrange for the cancellation of awards in exchange for cash payments and (d) arrange for any repurchase rights applicable to award shares to apply to any substituted securities issued in the transaction. Our Board of Directors need not take the same action for each award.

Changes in Control. Under our employment agreements and stock option agreements with our executive officers, the vesting and exercisability of options granted to executive officers under the 2003 Plan will accelerate in full (a) if a change in control or significant transaction occurs and the officer’s employment is terminated by us without cause or the officer resigns for good reason in connection therewith or within 12 months thereafter or (b) if the employment of the officer (other than Dr. Saks) is terminated by us without cause or the officer (other than Dr. Saks) resigns for good reason within one year of a significant transaction where the employment of 50% or more of the members of our executive management team, including the employment of our Chief Executive Officer, are terminated in connection with such significant transaction. See “—Executive Employment Agreements—Severance and Change of Control Benefits.”

2007 Equity Incentive Plan

Our 2007 Equity Incentive Plan, or the 2007 Plan, became effective in connection with our initial public offering. During the year ended December 31, 2007, none of our executive officers were granted any stock awards under the 2007 Plan. The following is a brief description of certain of the permissible terms of stock options and other stock awards granted under the 2007 Plan:

Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option provided that the exercise price of an incentive stock option and nonstatutory stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2007 Plan vest at the rate specified by the plan administrator. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionee, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

Generally, the plan administrator determines the term of stock options granted under the 2007 Plan, generally up to a maximum of ten years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (a) cash or check, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect to shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2007 Plan vests at the rate specified by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2007 Plan, up to a maximum of ten years. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance Stock Awards. The 2007 Plan permits the grant of performance stock awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Internal Revenue Code. To assure that the compensation attributable to one or more performance stock awards will so qualify, our Compensation Committee can structure one or more such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 2,000,000 shares of our common stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Corporate Transactions. In the event of certain significant corporate transactions, our Board of Directors has the discretion to take one or more of the following actions with respect to outstanding stock awards:

•	arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring entity (or its parent company);

•

arrange for the assignment of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting and exercisability of a stock award followed by the termination of the stock award;

•	arrange for the lapse of any reacquisition or repurchase rights applicable to any shares of our common stock issued pursuant to a stock award;

•	cancel or arrange for the cancellation of a stock award, to the extent not vested or not exercised, in exchange for appropriate cash consideration; and

•

arrange for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property the holder of the stock award would have received upon the exercise of the stock award, over (b) any exercise price payable by such holder in connection with such exercise.

Our Board of Directors need not take the same action for each stock award.

Changes in Control. The form of option agreement adopted by our Board of Directors under the 2007 Plan provides that in the event an optionee’s service relationship with us or a successor entity is terminated, actually without cause or constructively, within 12 months following, or one month prior to, the effective date of certain specified change in control transactions, the vesting and exercisability of the option will accelerate in full. Our Board of Directors has the discretion to provide additional acceleration of vesting and exercisability upon or after a change in control transaction as may be provided in a stock award agreement or any other written agreement between us or any of our affiliates and a participant.

2007 Employee Stock Purchase Plan

Additional long-term equity incentives are provided through our 2007 Employee Stock Purchase Plan, or the ESPP, in which all regular employees, including executive officers, employed by us or by any of our affiliates may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Board of Directors, common stock is purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Annual Bonus Plan

We maintain an annual Bonus Plan to reward executive officers and other employees for successful achievement of company-wide and individual performance objectives. For more information regarding our annual Bonus Plan, including our decision to pay a portion of the 2007 bonuses in stock, please see “—Compensation Discussion and Analysis—Executive Compensation Program—Annual Bonus Plan” and “—Compensation Decisions for the Named Executive Officers for 2007 and 2008—Bonus Awards.”

401(k) Plan

Our employees are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees was $15,500 in 2007 (with a larger “catch up” limit for older employees). Employee contributions are held and invested by the plan’s trustee. Our 401(k)

plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any contributions to the plan on behalf of participating employees.

Additional Benefits

Executive officers are eligible to participate in all of Jazz Pharmaceuticals’ benefit plans, such as medical, dental, vision short-term disability, long-term disability, group life insurance, Section 125 flexible spending accounts and the ESPP, in each case generally on the same basis as other employees. We also have a flexible benefits healthcare plan and a flexible benefits childcare plan under which employees can set aside pre-tax funds to pay for qualified health care expenses and qualified childcare expenses not reimbursed by insurance.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007.

Nonqualified Deferred Compensation

During the year ended December 31, 2007, our named executive officers did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for our named executive officers.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL-YEAR END TABLE

Name	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
	Exercisable(2)		Unexercisable
Bruce C. Cozadd	—		40,662	(3)	19.37	02/26/17
	157,284	(4)	6,836		15.09	02/17/14
	52,429	(4)	2,278		30.18	02/17/14
	52,429	(4)	2,278		45.27	02/17/14

Samuel R. Saks, M.D.	—		40,662	(3)	19.37	02/26/17
	157,284	(4)	6,836		15.09	02/17/14
	52,429	(4)	2,278		30.18	02/17/14
	52,429	(4)	2,278		45.27	02/17/14

Robert M. Myers	—		31,625	(3)	19.37	02/26/17
	157,284	(4)	6,836		15.09	02/17/14
	52,429	(4)	2,278		30.18	02/17/14
	52,429	(4)	2,278		45.27	02/17/14

Matthew K. Fust	—		22,590	(3)	19.37	02/26/17
	60,042	(4)	2,610		15.09	02/17/14
	20,014	(4)	870		30.18	02/17/14
	20,014	(4)	870		45.27	02/17/14

Carol A. Gamble	—		22,590	(3)	19.37	02/26/17
	60,042	(4)	2,610		15.09	02/17/14
	20,014	(4)	870		30.18	02/17/14
	20,014	(4)	870		45.27	02/17/14

(1)	All share and per share numbers in the table above and in the footnotes to the table are adjusted to give effect to the 1-for-11.06701 reverse split of our capital stock effected on May 15, 2007.

(2)

All shares of common stock that are issued to a named executive officer pursuant to the exercise of his or her stock option award are subject to a right of repurchase, on the same terms as “vested shares” as described under “—Executive Employment Agreements.”

(3)

The shares subject this stock option award vest as to one-third of the shares subject to the option on February 27, 2010, and the remaining two-thirds of the shares subject to the option vest monthly over two years thereafter.

(4)

The shares are subject to a single stock option award carrying the varying exercise prices as set forth opposite such shares in the table above. The shares vest over a four year period, with 25% of the shares subject to the option vesting on February 18, 2005, an additional 12.5% vesting six months thereafter, and the remaining shares subject to the stock option vesting on an equal monthly basis over the following 30 months. On each vesting date, the number of shares subject to each stock option award vest proportionately based on the exercise price associated with the shares, such that 60% of the shares vesting on each vesting date carry an exercise price equal to $15.09 per share, 20% carry an exercise price equal to $30.18 per share, and 20% carry an exercise price equal to $45.27 per share.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options during the year ended December 31, 2007. The following table shows certain information regarding stock vested during the year ended December 31, 2007 for our named executive officers.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2007

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Bruce C. Cozadd	14,910	268,380
Samuel R. Saks, M.D.	19,879	357,822
Robert M. Myers	11,389	193,013
Matthew K. Fust	2,485	44,743
Carol A. Gamble	2,259	40,662

(1)	All share numbers in the table above are adjusted to give effect to the 1-for-11.06701 reverse split of our capital stock effected on May 15, 2007.

(2)

The value realized on vesting with respect to shares vesting prior to June 1, 2007, which was the date our common stock commenced trading on the NASDAQ Global Market in connection with our initial public offering, has been calculated assuming a price per share of $18.00, which was the initial public offering price per share of our common stock.

DIRECTOR COMPENSATION

Cash Compensation Arrangements

Pursuant to our current compensation program for non-employee directors, each member of our Board of Directors who is not an employee or an officer of Jazz Pharmaceuticals currently receives the following cash compensation for Board services, as applicable:

•	a $30,000 annual retainer for service as a Board member;

•	a $15,000 supplemental annual retainer for service as chair of the Audit Committee;

•	a $10,000 supplemental annual retainer for service as chair of the Compensation Committee; and

•	a $5,000 supplemental annual retainer for service as chair of each other committee of the Board.

On July 18, 2007, our Board of Directors determined that the cash retainers for the periods from (a) June 1, 2007 through August 14, 2007 (in an amount equal to 20.83% of the annual retainer for service as a Board member) and (b) August 15, 2007 through August 14, 2008 will be deemed earned and payable on August 15, 2007 and that commencing August 15, 2008, the cash retainers for each annual period from August 15 to the next subsequent August 14 will be deemed earned and payable in advance on August 15. On December 18, 2007, our Board of Directors determined that for purposes of non-employee directors that are appointed or elected other than on August 15 of any given year, a pro-rata portion of all cash retainers for the period from such non-employee director’s appointment or election to the next subsequent August 15 will be deemed earned and payable on the date of the first regularly scheduled meeting of the Board that takes place not less than 31 days following the date of such non-employee director’s appointment or election (provided such date is in a “window period” as defined under Jazz Pharmaceuticals’ stock trading policy), or in the event such date is not in a window period, the next subsequent date which is in a window period. Payments of cash retainers are subject to a non-employee’s director’s election pursuant to our Directors Deferred Compensation Plan. Our non-employee directors are also reimbursed for their travel and other reasonable expenses incurred in attending Board or committee meetings.

Directors Deferred Compensation Plan

In May 2007, our Board of Directors adopted the Directors Deferred Compensation Plan. The Directors Deferred Compensation Plan allows each non-employee director to elect to defer receipt of all or a portion of his or her annual retainer fees to a future date or dates. Any amounts deferred under the Directors Deferred Compensation Plan are credited to a phantom stock account. The number of phantom shares of our common stock credited to each director’s phantom stock account each year will be determined based on the amount of the compensation deferred during any given year, divided by the fair market value of our common stock on the date the retainer fees are due to be paid. Upon a separation from our Board of Directors or the occurrence of a change in control, each non-employee director will receive (or commence receiving, depending upon whether the director has elected to receive distributions from his or her phantom stock account in a lump sum or in installments over time) a distribution of his or her phantom stock account, in either cash or shares of our common stock (subject to the prior election of each such director). Any distributions in shares of our common stock will be paid with shares reserved under our 2007 Non-Employee Directors Stock Option Plan, which is described below. The Directors Deferred Compensation Plan may be amended or terminated at any time by our Board of Directors, and in form and operation is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

2007 Non-Employee Directors Stock Option Plan

Our 2007 Non-Employee Directors Stock Option Plan, or 2007 Directors Plan, became effective in connection with our initial public offering. The 2007 Directors Plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors over their period of service on our Board of Directors. In addition, the 2007 Directors Plan provides the source of shares to fund distributions of our common stock under the Directors Deferred Compensation Plan.

Pursuant to the terms of the 2007 Directors Plan, any individual who first becomes a non-employee director is automatically granted an option to purchase 30,000 shares of our common stock. Each initial option vests with respect to one-third of the shares on the first anniversary of the date of grant, and the balance in a series of 24 successive equal monthly installments thereafter. In addition, each individual who is serving as a non-employee director on the first trading day on or after August 15 of each year is automatically granted an option to purchase 10,000 shares of our common stock on such date. The shares subject to each such annual option vest in a series of

12 successive equal monthly installments measured from the date of grant. All stock options granted under the 2007 Directors Plan have a maximum term of ten years, and the exercise price of each option granted under the 2007 Directors Plan is equal to 100% of the fair market value of our common stock on the date of grant.

If a non-employee director’s service relationship with us, or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant of ours or an affiliate, ceases for any reason other than disability or death, or after any 12-month period following a change in control, the optionee may exercise any vested options for a period of three months following the cessation of service. If such an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the option for a period of 12 months in the event of disability, and 18 months in the event of death. If such an optionee’s service terminates within 12 months following a specified change in control transaction, the optionee may exercise the option for a period of 12 months following the effective date of such a transaction. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

In the event of certain significant corporate transactions, all outstanding options under the 2007 Directors Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for us or our affiliates, the vesting and exercisability of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. Our Board of Directors may also provide that the holder of an outstanding option not assumed in the corporate transaction will surrender such option in exchange for a payment equal to the excess of (a) the value of the property that the optionee would have received upon exercise of the option, over (b) the exercise price otherwise payable in connection with the option. In addition, the vesting and exercisability of options held by non-employee directors who are either required to resign their position in connection with a specified change in control transaction or are removed from their position in connection with such a change in control will be accelerated in full.

Director Compensation Table

The following table sets forth certain information with respect to the compensation of all non-employee directors of Jazz Pharmaceuticals for the fiscal year ended December 31, 2007. Mr. Cozadd, our Executive Chairman, and Dr. Saks, our Chief Executive Officer, are not listed in the following table since they are employees of Jazz Pharmaceuticals and receive no additional compensation for serving on our Board of Directors or its committees.

2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Adam H. Clammer(5)	—	—	—
Samuel D. Colella	42,291	26,068	68,359
Bryan C. Cressey	36,249	26,068	62,317
Michael W. Michelson	48,332	—	48,332
James C. Momtazee	36,249	—	36,249
Kenneth W. O’Keefe	54,374	26,068	80,442
Jaimin R. Patel(6)	36,249	—	36,249
Alan M. Sebulsky(7)	36,249	83,519	119,768
James B. Tananbaum, M.D.(8)	36,249	26,068	62,317
Nathaniel M. Zilkha(9)	—	—	—

(1)

Represents fees earned in 2007. Each director in the table above, other than Dr. Tananbaum and Messrs. Clammer, Colella and Cressey, elected to defer his cash retainer fees pursuant to the Directors Deferred Compensation Plan. The number of shares credited to individual non-employee director phantom stock accounts under our Directors Deferred Compensation Plan as of December 31, 2007 was as follows: 3,790 shares for Mr. Michelson; 2,843 shares for Mr. Momtazee; 4,264 shares for Mr. O’Keefe; 2,843 shares for Mr. Patel; and 2,843 shares for Mr. Sebulsky. Mr. Clammer waived the receipt of all Board and committee fees during 2007.

(2)

The dollar amounts in this column represent the compensation cost for the year ended December 31, 2007 of stock option awards granted pursuant to our equity compensation plans and thus include amounts from outstanding stock option awards granted in and prior to 2007. These amounts have been calculated in accordance with SFAS 123R using Black-Scholes option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of our directors during fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to Jazz Pharmaceuticals’ audited consolidated financial statements included in Jazz Pharmaceuticals’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. These amounts reflect Jazz Pharmaceuticals’ accounting expense for these awards and do not correspond to the actual value that may be recognized by our directors.

(3)

The aggregate number of shares subject to outstanding stock options held by the directors listed in the table above as of December 31, 2007 was as follows: 10,000 shares for each of Dr. Tananbaum and Messrs. Colella, Cressey and O’Keefe; and 36,536 shares for Mr. Sebulsky. Each of Messrs. Clammer, Michelson, Momtazee, Patel and Zilkha declined any equity compensation for his service as a non-employee director in accordance with certain internal policies of Kohlberg Kravis Roberts & Co. L.P., with which each such director is either associated or affiliated.

(4)

The grant date fair value, as determined in accordance with SFAS 123R, of the stock option awards granted during the year ended December 31, 2007 for each of Dr. Tananbaum and Messrs. Colella, Cressey and O’Keefe was $69,276. The grant date fair values, as determined in accordance with SFAS 123R, of the stock option awards granted during the year ended December 31, 2007 for Mr. Sebulsky was $179,585 with respect to a stock option to purchase 17,500 shares, and $69,276 with respect to a stock option to purchase 10,000 shares.

(5)	Mr. Clammer resigned from the Board in October 2007.

(6)	Mr. Patel was elected to the Board in May 2007.

(7)

In addition to the grant of a stock option to purchase 10,000 shares granted pursuant to the 2007 Directors Plan in August 2007, Mr. Sebulsky was also granted a stock option to purchase 17,500 shares of our common stock in May 2007 under the 2007 Incentive Plan with an exercise price equal to our initial public offering price per share of $18.00. This stock option vests as to one-third of the shares on May 31, 2008, and the balance in series of 24 successive equal monthly installments thereafter.

(8)	Dr. Tananbaum’s cash retainer fees were paid to Prospect Management Co., II, LLC.

(9)	Mr. Zilkha was elected to the Board in October 2007 following the resignation of Mr. Clammer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures for Review of Related Party Transactions

In 2007, Jazz Pharmaceuticals adopted a Related Party Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related-person transaction (including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation), our management must present information regarding the related-person transaction to our Audit Committee (or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will, on an annual basis, collect information that our General Counsel deems reasonably necessary from each director, executive officer and (to the extent feasible) significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our General Counsel, or, if the employee is an executive officer, to our Board of Directors. In considering related-person transactions, our Audit Committee (or other independent body of our Board of Directors) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to Jazz Pharmaceuticals, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated.

The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, our Audit Committee (or other independent body of our Board of Directors) must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee (or other independent body of our Board of Directors) determines in the good faith exercise of its discretion. Except as noted below, all of the transactions described below were entered into prior to the adoption of the policy and were approved by our Board of Directors.

Certain Transactions With or Involving Related Persons

Senior Secured Notes

In June 2005, Orphan Medical, Inc., or Orphan Medical, a wholly-owned subsidiary of Jazz Pharmaceuticals, issued senior secured notes in the aggregate principal amount of $80.0 million with interest payable on the Orphan Notes at the rate of 15% per year, payable quarterly in arrears. We guaranteed the obligations of Orphan Medical to repay the Orphan Notes pursuant to a senior secured note and warrant purchase agreement we entered into with the purchasers of the Orphan Notes, and also issued warrants to purchase an aggregate of 785,728 shares of common stock having an exercise price of $20.36 per share. KKR Financial Holdings III, LLC, or KFN, an entity affiliated with Kohlberg Kravis Roberts & Co. L.P., and LB I Group, Inc., an entity affiliated with Lehman Brothers Holdings Inc., both of which were significant stockholders during 2007, purchased $25.0 million and $31.0 million principal amount of Orphan Notes, respectively, and warrants to purchase 245,540 and 304,469 shares of our common stock, respectively. With respect to KKR Financial Holdings III, LLC, the $25.0 million principal amount held during 2007 represented the largest aggregate amount of principal balance outstanding to date. In March 2008, KFN sold $17.9 million in principal amount of notes and warrants to purchase 70,156 shares of common stock to LB I Group. For the period from January 1, 2007 to March 31, 2008, total interest payments under the Orphan Notes were $10.4 million, of which $4.0 million and $6.4 million was paid to KFN and LB I Group, respectively.

In March 2008, JPI Commercial, LLC, or JPIC, a wholly-owned subsidiary of Jazz Pharmaceuticals, issued senior secured notes in the aggregate principal amount of $120.0 million with interest payable on the JPIC Notes at the rate of 15% per year, payable quarterly in arrears commencing June 30, 2008. We guaranteed the obligations of JPIC to repay the JPIC Notes pursuant to a senior secured note and warrant purchase agreement we entered into with the purchasers of the JPIC Notes. Of the $120.0 million in principal amount of JPIC Notes issued in March 2008, $80.0 million in principal amount of JPIC Notes were issued in exchange for the same principal amount of Orphan Notes and in connection therewith, the Orphan Notes were retired. With respect to KFN, KFN was issued $7.1 million in principal amount of JPIC Notes in exchanges for its Orphan Notes. LB I Group was issued $56.0 million in principal amount of JPIC Notes in exchanges for its Orphan Notes, and also purchased $33.5 million in principal amount of additional JPIC Notes. In connection with the purchase of additional JPIC Notes, LB I Group was issued a warrant to purchase 470,836 shares of our common stock having an exercise price of $14.23 per share. Together, the $89.5 million in aggregate principal amount of JPIC Notes issued to LB I Group represented the largest aggregate amount of principal balance outstanding to date held by LB I Group. To date, no principal payments have been made on either the Orphan Notes or the JPIC Notes. JPIC may also issue and sell, subject to certain conditions, up to an additional $30 million in aggregate principal amount of JPIC Notes in a subsequent closing to occur not later than January 31, 2009, of which LB I Group Inc. is obligated to purchase up to $27 million in principal amount of JPIC Notes. To the extent additional JPIC Notes are issued, we would issue additional five-year warrants to the purchasers thereof. Although the issuance of the JPIC Notes and our entry into a senior secured note and warrant purchase agreement in connection therewith (and the issuance of warrants to purchase our common stock pursuant thereto) occurred after the adoption of our Related Party Transaction Policy, our Related Party Transaction Policy did not require that we obtain approval or ratification of this transaction by our Audit Committee (or other independent body of our Board of Directors) since at the time we entered into the transaction, LB I Group and each other of the purchasers of the new JPIC Notes were not “related persons” within the meaning of our Related Party Transaction Policy. Although KFN is affiliated with Kohlberg Kravis Roberts & Co. L.P., which is a “related person” within the meaning of our Related Party Transaction, KFN did not purchase any additional notes or warrants in the transaction, and KFN’s participation in the transaction was limited to exchanging its Orphan Note for the same principal amount of JPIC Notes. Our Board of Directors was, however, aware of KFN’s participation in the transaction when it approved the transaction.

Executive Employment Agreements

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits as well as the right of each executive officer (or his or her estate) to require us, under certain circumstances, to repurchase the named executive officer’s shares of our common stock at fair market value. For a description of these agreements, see “Executive Compensation—Executive Employment Agreements and Arrangements.”

Indemnification Agreements

We have entered into indemnity agreements with each of our directors, executive officers and vice presidents that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry hearing or investigation, whether threatened, pending or completed, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of us or any of our affiliated enterprises, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty to us or our stockholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We believe that these agreements are necessary to attract and retain qualified persons as officers and directors of Jazz Pharmaceuticals. We also maintain directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Jazz Pharmaceuticals stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to Jazz Pharmaceuticals, Inc., Attention: Investor Relations, at 3180 Porter Drive, Palo Alto, California 94304 or (3) contact Jazz Pharmaceuticals’ Investor Relations department at (650) 496-3777. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, Jazz Pharmaceuticals will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Carol A. Gamble

Carol A. Gamble
Senior Vice President, General Counsel and Corporate Secretary

April 28, 2008

Jazz Pharmaceuticals will mail without charge, upon written request, a copy of Jazz Pharmaceuticals’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Jazz Pharmaceuticals, Inc., Corporate Secretary, 3180 Porter Drive, Palo Alto, California 94304. The Annual Report on Form 10-K is also available at www.jazzpharmaceuticals.com.

Jazz PharmaceuticalsTM

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

000004

C123456789

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect four Class I directors to hold office until the 2011 Annual Meeting of Stockholders.

01 - Bryan C. Cressey 02 - Jaimin R. Patel 03 - James B. Tananbaum, M.D. 04 - Nathaniel M. Zilkha

Mark here to vote FOR all nominees

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2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Jazz Pharmaceuticals, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

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Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 JNT

1 U P X 0 1 7 2 2 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 00VW4G

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Jazz PharmaceuticalsTM

Proxy — JAZZ PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2008.

The undersigned hereby appoints Matthew K. Fust and Carol A. Gamble, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Jazz Pharmaceuticals, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at 3180 Porter Drive, Palo Alto, California 94304, on Tuesday, June 3, 2008 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

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